Exhibit 10.2

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

This Amended and Restated Limited Liability Company Agreement (this “Agreement”) is entered into as of August 19, 2021 (the “Effective Date”) by and among: (A) Curiosity Ink Media LLC, a Delaware limited liability company (the “Company”), (B)(1) Grom Social Enterprises, Inc., a Florida corporation (“Grom”), (2) Brent Watts, an individual (“Watts”), (3) Russell Hicks, an individual (”Hicks”), (4) John Van Slooten, Trustee of the Van Slooten Family Revocable Living Trust dated 4/6/90 (“Van Slooten Trust”), (5) Gregory A. Peterson, Trustee, of the Gregory A. Peterson Revocable Living Trust dated April 9, 2001 (“Peterson Trust”), (6) Ryan Watts, an individual (“RWatts”); (7) Robert Nelsen, an individual (“Nelsen”); (8) Lauren Selig, an individual (“Selig”); (9) Jared Wolfson, an individual (“Wolfson”); and (10) Matthew Cubberly, an individual (“Cubberly”), as Members, and (C) those persons listed on the Managers Schedule, as Managers.

RECITALS

A.       The Company was formed under the laws of the State of Delaware by the filing of a Certificate of Formation with the Secretary of State of the State of Delaware on January 5, 2017 (the “Certificate of Formation”).

B.       Prior to the Effective Date, the parties hereto (other than Grom) were party to that certain Limited Liability Company Agreement with respect to the Company dated as of January 5, 2017, executed by the Company, Hicks, Watts and Bridger Capital Partners LLC (“Bridger”), the predecessor-in-interest to the Van Slooten Trust and Peterson Trust, as (i) amended by that certain First Amendment thereof dated January 1, 2019 (“First Amendment”) among the Company, Hicks, Watts, Bridger and the Van Slooten Trust and Peterson Trust and (ii) as supplemented by those certain (x) Grant and Joinder Agreements, each dated as of July 28, 2021 executed by Selig, Wolfson and Cubberly (respectively) on the one hand, and the Company on the other, and (x) Conversion Notice and Agreements, each dated as of July 28, 2021 executed by Nelsen and RWatts (respectively) on the one hand, and the Company, on the other (as so amended and supplemented, the “Original LLC Agreement”). By such First Amendment, Bridger ceased to be a member of the Company and the Van Slooten Trust and Peterson Trust became members of the Company; and by such three (3) Grant and Joinder Agreements and two (2) Conversion Notice and Agreements, RWatts, Nelsen, Selig, Wolfson and Cubberly became members of the Company with respect to membership interests previously (and respectively) granted to them by the Company.

C.       Under the terms of that certain Membership Interest Purchase Agreement, dated July 29, 2021 (the “Purchase Agreement”), among Grom, as “Purchaser”, Hicks, Watts, Van Slooten Trust, Peterson Trust, RWatts, Nelsen, Selig, Wolfson and Cubberly, as “Sellers”, and the Company (among other things), each Member party hereto sold a portion of their respective Membership Interests in the Company to Grom for the consideration set forth in the Purchase Agreement effective on and as of the Effective Date. It is a condition to the closing of such transaction under the Purchase Agreement that the parties hereto execute and deliver this Agreement to supersede and replace the Original LLC Agreement.

D.       The Company and Members therefore now wish to enter into this Agreement for such purpose and to set forth the terms and conditions governing the operation and management of the Company from and after the Effective Date.

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ARTICLE I DEFINITIONS; INTERPRETATION

1.1       Definitions. Appendix 1 hereof sets forth the definitions of certain terms relating to the maintenance of capital accounts and accounting rules. In addition, the following terms used in this Agreement shall have the following meanings:

“Act” means the Delaware Limited Liability Company Act, Del. Code Ann. title 6, §§ 18-101, et seq., as amended from time to time.

“Affiliate” means any Person directly or indirectly controlling, controlled by, or under common control with another Person. “Control,” “controlled” and “controlling” mean the power to direct or cause the direction of the management and policies of a Person and shall be deemed to exist if any Person directly or indirectly owns, controls, or holds the power to vote fifty percent (50%) or more of the voting securities of such other Person.

“Applicable Law” means all applicable provisions of (a) constitutions, treaties, statutes, laws (including the common law), rules, regulations, decrees, ordinances, codes, proclamations, declarations or orders of any Governmental Authority; (b) any consents or approvals of any Governmental Authority; and (c) any orders, decisions, advisory or interpretative opinions, injunctions, judgments, awards, decrees of, or agreements with, any Governmental Authority.

“Board of Managers” means the board of managers of the Company comprised delegated the power and authority such that the business and affairs of the Company shall be managed by the Board of Managers.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in California or Florida are authorized or required to close.

“Capital Contribution” means any contribution to the capital of the Company whenever made.

“Certificate of Formation” has the meaning set forth in the recitals.

“Code” means the Internal Revenue Code of 1986, as amended from time to time. All references herein to sections of the Code shall include any corresponding provision or provisions of succeeding law.

“Company” has the meaning set forth in the preamble.

“Confidential Information” has the meaning set forth in Section 12.3(a).

“Covered Person” has the meaning set forth in Section 8.1(a).

“Defaulting Member” has the meaning set forth in Section 9.3(a)(iii).

“Drag-along Member” has the meaning set forth in Section 10.4(a).

“Drag-along Notice” has the meaning set forth in Section 10.4(a).

“Drag-along Sale” has the meaning set forth in Section 10.4(a).

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“Dragging Member” has the meaning set forth in Section 10.4(a).

“Electronic Transmission” means any form of communication not directly involving the physical transmission of paper that creates a record that may be retained, retrieved and reviewed by a recipient thereof and that may be directly reproduced in paper form by such a recipient through an automated process.

“Fair Market Value” of any asset as of any date means the purchase price that a willing buyer having all relevant knowledge would pay a willing seller for such asset in an arm’s length transaction, as determined in good faith by the Board of Managers based on such factors as the Board of Managers, in the exercise of the Board of Managers’ reasonable business judgment, consider relevant.

“Family Member” has the meaning set forth in 11.2(f).

“Fiscal Year” means the calendar year, unless the Company is required to have a taxable year other than the calendar year, in which case Fiscal Year shall be the period that conforms to its taxable year.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non- governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law), or any arbitrator, court or tribunal of competent jurisdiction.

“Hicks” has the meaning set forth in the preamble.

“Independent Third Party” means, with respect to any Member, any Person who is not an Affiliate of such Member.

“Interest Holder” means a Person who owns a Membership Interest in the Company but who is not a Member including, except as otherwise expressly provided herein, a Member who becomes a Withdrawn Member.

“Lien” means any mortgage, pledge, security interest, option, right of first offer, encumbrance or other restriction or limitation of any nature whatsoever.

“Liquidator” has the meaning set forth in Section 11.3(a).

“Manager” means each person appointed to serve as a Manager in accordance with Section 7.2, who shall initially be the Managers set forth on the Managers Schedule, each of whom shall sit on the Board of Managers. In the event, at any time, that there is only one Manager, any reference to Managers or the Board of Managers shall be deemed to be a reference to the sole Manager, where appropriate.

“Managers Schedule” means the schedule of Managers set forth on Exhibit B.

“Member” means (a) Grom, Watts, Hicks, the Van Slooten Trust and the Peterson Trust, in each case unless and until such Person ceases to be a Member in accordance with the terms of this Agreement; and (b) each Person who is hereafter admitted as a Member in accordance with the terms of this Agreement and the Act, in each case so long as such Person is shown on the Company’s books and records as the owner of Membership Interests. The Members shall constitute “members” (as that term is defined in the Act) of the Company.

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“Member Assessment” has the meaning set forth in Section 9.3(a)(iii).

“Membership Interest” means an interest in the Company owned by a Member, including such Member’s right (a) to its distributive share of Profits, Losses and other items of income, gain, loss and deduction of the Company; (b) to its distributive share of the assets of the Company; (c) to vote on, consent to or otherwise participate in any decision of the Members as provided in this Agreement; and (d) to any and all other benefits to which such Member may be entitled as provided in this Agreement or the Act. The Membership Interest of each Member shall be expressed as a percentage interest and shall be as set forth on the Members Schedule.

“Members Schedule” means the schedule of Members set forth on Exhibit A.

“Net Available Cash” means, with respect to any period, the Company’s free cash flow reduced by (i) the portion thereof used to pay or establish reasonable reserves (as determined by the Board of Managers in its sole discretion) for working capital, contingencies and savings for future growth and (ii) without duplication, expenses of and for the Company’s business that are paid or reimbursed by Purchaser or a different subsidiary thereof (including salary, bonuses and benefits paid under the Employment Agreements (as defined in the Purchase Agreement) and to other employees of the Company). “Net Available Cash” shall not be reduced by depreciation, amortization, cost recovery deductions, or similar allowances.

“Offered Interests” has the meaning set forth in 11.3(a).

“Offering Member” has the meaning set forth in 11.3(a).

“Offering Member Notice” has the meaning set forth in 11.3(b).

“Officers” has the meaning set forth in Section 7.4.

“Permitted Transfer” means a Transfer of Membership Interests carried out pursuant to Section 10.2.

“Permitted Transferee” means a recipient of a Permitted Transfer.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Proposed Transferee” has the meaning set forth in Section 10.5(a).

“Quarterly Estimated Tax Amount” of a Member for any calendar quarter of a Fiscal Year means the excess, if any of (a) the product of (i) a quarter (1/4) in the case of the first calendar quarter of the Fiscal Year, half (1/2) in the case of the second calendar quarter of the Fiscal Year, three-quarters (3/4) in the case of the third calendar quarter of the Fiscal Year, and one (1) in the case of the fourth calendar quarter of the Fiscal Year and (ii) the Member’s Estimated Tax Amount for such Fiscal Year over (b) all distributions previously made during such Fiscal Year to such Member.

“Regulations” means the final or temporary regulations issued by the United States Department of Treasury pursuant to its authority under the Code, and any successor regulations.

“Related Party Agreement” means any agreement, arrangement or understanding between the Company and any Member or Manager or any Affiliate of a Member or Manager (excluding Grom and its Subsidiaries), as such agreement may be amended, modified, supplemented or restated in accordance with the terms of this Agreement.

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“Representative” means, with respect to any Person, any and all directors, officers, managers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“ROFR Notice Period” has the meaning set forth in 11.3(c)(i).

“ROFR Offer Notice” has the meaning set forth in 11.3(c)(i).

“Sale Notice” has the meaning set forth in Section 10.5(c).

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations thereunder, which shall be in effect at the time.

“Selling Member” has the meaning set forth in Section 10.5(a).

“Subsidiary” means, with respect to any Person, any other Person of which a majority of the outstanding shares or other equity interests having the power to vote for directors or comparable managers are owned, directly or indirectly, by the first Person.

“Tag-along Member” has the meaning set forth in Section 10.5(a).

“Tag-along Notice” has the meaning set forth in Section 10.5(d)(ii).

“Tag-along Period” has the meaning set forth in Section 10.5(d)(ii).

“Tag-along Portion” has the meaning set forth in Section 10.5(d)(i).

“Tag-along Sale” has the meaning set forth in Section 10.5(a).

“Tax Advance” has the meaning set forth in Section 5.2(a).

“Tax Loan” has the meaning set forth in Section 9.3(a)(iii).

“Taxing Authority” has the meaning set forth in Section 5.3(b).

“Tax Matters Partner” means the Person so designated in Section 9.3(a)(i).

“Transfer” means to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, by operation of law or otherwise, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any Membership Interests owned by a Person or any interest (including a beneficial interest) in any Membership Interests owned by a Person. “Transfer” when used as a noun shall have a correlative meaning. “Transferor” and “Transferee” mean a Person who makes or receives a Transfer, respectively.

“Triggering Event” means, with respect to any Member: (i) the occurrence of a Withdrawal Event with respect to such Member and/or (ii) the completion of a Permitted Transfer under Section 10.2(b) or 10.2(f); provided, however, that any such occurrence or completion after the delivery of a (x) Drag-along Notice under Section 10.4 as to which such Member is or will be a Drag-along Member or (y) Tag-along Notice under Section 10.5 as to which such Member is or will be a Tag-along Member shall not deemed a “Triggering Event” hereunder if and so long as such Member complies with such Member’s obligations under such Section 10.4 with respect to the relevant Drag-along Sale or Section 10.5 with respect to the relevant Tag-along Sale, as applicable.

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“Watts” has the meaning set forth in the preamble.

“Withdrawal Event” means, with respect to any Member, the occurrence of any of the following events: (1) The Member voluntarily withdraws from the Company; (2) The Member does any of the following: (a) Makes an assignment for the benefit of creditors; (b) Files a voluntary petition in bankruptcy; (c) Is adjudicated as bankrupt or insolvent; (d) Files a petition or answer seeking for himself any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or rule; (e) Files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against him in a bankruptcy, insolvency, reorganization or similar proceeding; (f) Seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Member or of all or any substantial part of his property; (3) If the Member is a natural person: (a) His or her death; (b) The entry of an order or judgment by a court of competent jurisdiction adjudicating him incompetent to manage his person or his estate; (4) If the Member is acting as a Member by virtue of being a trustee of a trust, the termination of the trust but not merely the substitution of a new trustee; (5) If the Member is a general or limited partnership, the dissolution and commencement of winding up of the partnership; (6) If the Member is a corporation, the filing of a certificate of dissolution or its equivalent for the corporation or revocation of its charter; (7) If the Member is an estate, the distribution by the fiduciary of the estate’s entire interest in the limited liability company; (8) If the Member is another foreign or domestic limited liability company, the filing of articles of dissolution or termination or their equivalent for the foreign or domestic limited liability company.

“Withdrawn Member” means a Member following the occurrence of a Withdrawal Event with respect to such Member.

“Withholding Advances” has the meaning set forth in Section 5.3(b).

1.2       Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein”, “hereof”, “hereby”, “hereto” and “hereunder” refer to this Agreement as a whole. The definitions given for any defined terms in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Unless the context otherwise requires, references herein: (i) to Articles, Sections, Exhibits and Appendices mean the Articles and Sections of, and Exhibits and Appendices attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Exhibits and Appendices referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

ARTICLE II

FORMATION OF THE LIMITED LIABILITY COMPANY

2.1       General. The Company was formed pursuant to the Act and (originally) the terms of the Original LLC Agreement, effective upon the filing of the Certificate of Formation for the Company with the Delaware Secretary of State. By this Agreement, the parties hereby agree that, from and after the Effective Date, the Original LLC Agreement is (a) terminated in its entirety and (b) amended and restated in its entirety by this Agreement, and (c) superseded and replaced in its entirety by this Agreement. The Members shall execute and acknowledge any and all certificates and instruments and do all filing, recording, and other acts as may be necessary or appropriate to comply with the requirements of the Act relating to the formation, operation, and maintenance of the Company in accordance with the terms of this Agreement. This Agreement shall constitute the “limited liability company agreement” (as that term is used in the Act) of the Company. The rights, powers, duties, obligations and liabilities of the Members shall be determined pursuant to the Act and this Agreement. To the extent that the rights, powers, duties, obligations and liabilities of any Member are different by reason of any provision of this Agreement than they would be under the Act in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.

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2.2       Name. The name of the Company is “Curiosity Ink Media LLC” or such other name or names as may be designated by the Board of Managers; provided that the name shall always contain the words “Limited Liability Company” or the abbreviation “L.L.C.” or the designation “LLC”. The Board of Managers shall give prompt notice to each of the Members of any change to the name of the Company.

2.3        Purposes and Powers. The purposes of the Company are (a) to acquire, own, produce and provide access to animated and/or other feature films, television series and physical books for children, non-adults and families, including by creating original content revitalizing pre-existing intellectual properties, and (b) to engage in any lawful act or activity for which limited liability companies may be formed under the Act and to engage in any and all activities necessary or incidental thereto. The Company shall have all the powers necessary or convenient to carry out the purposes for which it is formed, including the powers granted by the Act.

2.4        Principal Office. The principal office of the Company is located at 478 Ellis St., Pasadena, CA 91105, or such other place as may from time to time be determined by the Board of Managers. The Board of Managers shall give prompt notice of any such change to each of the Members.

2.5        Registered Office; Registered Agent. The registered office of the Company shall be the office of the initial registered agent named in the Certificate of Formation or such other office (which need not be a place of business of the Company) as the Board of Managers may designate from time to time in the manner provided by the Act and Applicable Law. The registered agent for service of process on the Company in the State of Delaware shall be the initial registered agent named in the Certificate of Formation or such other Person or Persons as the Board of Managers may designate from time to time in the manner provided by the Act and Applicable Law.

2.6        Term. The term of the Company commenced on the date the Certificate of Formation was filed with the Secretary of State of the State of Delaware and shall continue in existence perpetually until the Company is dissolved in accordance with the provisions of this Agreement.

2.7        Company Classification. The Members intend that the Company always be operated in a manner consistent with its treatment as a “partnership” for federal and state income tax purposes. The Members also intend that the Company not be operated or treated as a “partnership” for purposes of Section 303 of the Federal Bankruptcy Code. No Manager or Member shall take any action inconsistent with the express intent of the parties hereto. The Company is not a “partnership” for purposes of the Delaware Revised Uniform Partnership Act or the Delaware Uniform Limited Partnership Act and the Members are not partners for the purpose of such acts.

ARTICLE III
CAPITAL CONTRIBUTIONS

3.1        Capital Contributions; Membership Interests. On or prior to the Effective Time each Member made a Capital Contribution. Each Member’s ownership of Membership Interests is in the amount set forth opposite such Member’s name and address on the Members Schedule. The Board of Managers shall maintain and update the Members Schedule upon the issuance or Transfer of any Membership Interests to any new or existing Member in accordance with this Agreement.

3.2        Additional Capital Contributions. No Member shall be required to make any further or additional Capital Contributions to the Company. Any future Capital Contributions made by any Member shall only be made with the consent of the Board of Managers, or, in connection with an issuance of Membership Interests, each made in compliance with Section 7.3. To the extent that a Member makes an additional Capital Contribution to the Company, the Board of Managers shall revise the Members Schedule to reflect an increase in the Membership Interest of the contributing Member that fairly and equitably reflects the value of its additional Capital Contribution in relation to the aggregate amount of all Capital Contributions made by the Members.

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3.3        Borrowing. As determined by the Board of Managers, the Company may (a) borrow from any Person, including, without limitation, from banks, lending institutions, other third parties, any Manager or Member or any Affiliate of a Member or Manager and (b) pledge Company property or any income therefrom to secure or provide for the repayment of any such loans.

3.4        Use of Capital Contributions. All Capital Contributions shall be expended only in furtherance of the business purpose of the Company as set forth in Section 2.3.

3.5        No Unauthorized Withdrawals of Capital Contributions. No Member or Interest Holder shall have the right to withdraw or to be repaid any of such Member or Interest Holder’s Capital Contributions, except as specifically provided in this Agreement.

3.6        Return of Capital. Except as otherwise provided in this Agreement, no Member or Interest Holder shall be entitled to the return of the Member or the Interest Holder’s Capital Contributions to the Company. No shall have any personal liability for the repayment of the Capital Contributions made by any Member or Interest Holder, it being agreed that any return of Capital Contributions or Profits shall be made solely from the assets of the Company.

3.7        Third Party Rights. Nothing contained in this Agreement is intended or will be deemed to benefit any creditor of the Company, nor will any creditor of the Company be entitled to require any Manager to solicit or demand Capital Contributions from any Member.

ARTICLE IV

MEMBERS

4.1        Admission of New Members.

(a)        New Members may be admitted from time to time (i) in connection with the issuance of Membership Interests by the Company, subject to compliance with the provisions of Section 7.3 and Section 10.1, and (ii) in connection with a Transfer of Membership Interests, subject to compliance with the provisions of ARTICLE X, and in either case, following compliance with the provisions of Section 4.1(b).

(b)        In order for any Person not already a Member of the Company to be admitted as a Member, whether pursuant to an issuance or Transfer of Membership Interests, such Person shall have executed and delivered to the Company a written joinder agreement to this Agreement, in a form reasonably acceptable to the Board of Managers. Upon the satisfaction of any applicable conditions imposed by the Board of Managers in its reasonable discretion, including, to the extent applicable, the receipt by the Company of payment for the issuance of Membership Interests, such Person shall be admitted as a Member and deemed listed as such on the books and records of the Company.

4.2        No Personal Liability. Except as otherwise provided in the Act, by Applicable Law or expressly in this Agreement, no Member shall be obligated personally for any debt, obligation or liability of the Company or other Members, whether arising in contract, tort or otherwise, solely by reason of being a Member.

4.3        No Withdrawal. So long as a Member continues to hold any Membership Interests, such Member shall not have the ability to withdraw or resign as a Member prior to the dissolution and winding up of the Company and any such withdrawal or resignation or attempted withdrawal or resignation by a Member prior to the dissolution or winding up of the Company shall be null and void. As soon as any Person who is a Member ceases to hold any Membership Interests, such Person shall no longer be a Member. A Member shall not cease to be a Member as a result of the bankruptcy of such Member or as a result of any other events specified in § 18-304 of the Act.

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4.4        Death. The death of any Member shall not cause the dissolution of the Company. In such event, the Company and its business shall be continued by the remaining Member or Members and Membership Interests owned by the deceased Member shall automatically be Transferred to such Member’s heirs, subject, however, to Section 10.6.

4.5        Meetings of Members.

(a)        Meetings of the Members may be called by (i) the Board of Managers or

(ii) by a Member or group of Members holding a majority of the Membership Interests.

(b)        Written notice stating the place, date and time of the meeting and, in the case of a meeting of the Members not regularly scheduled, describing the purposes for which the meeting is called, shall be delivered not fewer than ten (10) days and not more than thirty (30) days before the date of the meeting to each Member, by or at the direction of the Board of Managers or the Member(s) calling the meeting, as the case may be. The Members may hold meetings at the Company’s principal office or at such other place as the Board of Managers or the Member(s) calling the meeting may designate in the notice for such meeting.

(c)        Any Member may participate in a meeting of the Members by means of conference telephone or other communications equipment by means of which all Persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

(d)        On any matter that is to be voted on by Members, a Member may vote in person or by proxy, and such proxy may be granted in writing, by means of Electronic Transmission or as otherwise permitted by Applicable Law. Every proxy shall be revocable in the discretion of the Member executing it unless otherwise provided in such proxy; provided that such right to revocation shall not invalidate or otherwise affect actions taken under such proxy prior to such revocation.

(e)        The business to be conducted at such meeting need not be limited to the purpose described in the notice and can include business to be conducted by Members; provided that the appropriate Members shall have been notified of the meeting in accordance with Section 4.5(b). Attendance of a Member at any meeting shall constitute a waiver of notice of such meeting, except where a Member attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

4.6        Quorum; Voting. A quorum of any meeting of the Members shall require the presence of the Members holding a majority of the outstanding Membership Interests permitted to vote on the matters to be voted upon at such meeting. Subject to Section 4.7, no action at any meeting may be taken by the Members unless the appropriate quorum is present. Subject to Section 4.7, no action may be taken by the Members at any meeting at which a quorum is present without the affirmative vote of Members holding a majority of the outstanding Membership Interests permitted to vote on such matters.

4.7        Action without a Meeting. Notwithstanding the provisions of Section 4.6, any matter that is to be voted on, consented to or approved by Members may be taken without a meeting, without prior notice and without a vote if consented to, in writing or by Electronic Transmission, by a Member or Members holding not less than that percentage of Membership Interests as would be required to authorize or take the action at a duly called and convened meeting at which all Members entitled to vote on the action were present and voted. A record shall be maintained by the Board of Managers of each such action taken by written consent of a Member or Members.

4.8        Power of Members. The Members shall have the power to exercise any and all rights or powers granted to Members pursuant to the express terms of this Agreement and the Act. Except as otherwise specifically provided by this Agreement or required by the Act, no Member, in its capacity as a Member, shall have the power to act for or on behalf of, or to bind, the Company.

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4.9        No Interest in Company Property. No real or personal property of the Company shall be deemed to be owned by any Member individually, but shall be owned by, and title shall be vested solely in, the Company. Without limiting the foregoing, each Member hereby irrevocably waives during the term of the Company any right that such Member may have to maintain any action for partition with respect to the property of the Company.

4.10        Certification of Membership Interests. Membership Interests will not be certificated.

4.11        Other Activities; Business Opportunities. Nothing contained in this Agreement shall prevent any Member or any of its Affiliates from engaging in any other activities or businesses, regardless of whether those activities or businesses are similar to or competitive with the business activities of the Company. None of the Members or any of their Affiliates shall be obligated to account to the Company or to the other Member for any profits or income earned or derived from other such activities or businesses. None of the Members or any of their Affiliates shall be obligated to inform the Company or the other Member of any business opportunity of any type or description. The foregoing shall not be deemed to limit any rights or obligations of the parties hereto (or their respective Affiliates) under any (a) Seller Transaction Document (as defined in the Purchase Agreement) and/or (b) any other agreement or instrument entered into after the Effective Time binding upon such party or parties.

ARTICLE V

PAYMENTS AND DISTRIBUTIONS

5.1        General. Except as provided in Section 5.2 (in connection with a Tax Advance) or Section 11.3 (in connection with the liquidation of the Company), distributions of Net Available Cash shall be made in such amounts and at such times as the Board of Managers may determine, but in no event less than annually, to the Members pro rata in accordance with their Membership Interests.

5.2        Tax Advances.

(a)        Subject to any restrictions in the Company’s then applicable debt- financing arrangements, and subject to the determination by the Board of Managers to retain Net Available Cash necessary to satisfy the Company’s obligations, the Company shall distribute fifty five percent (55%) of its taxable income (which such rate may be adjusted from time to time as tax laws change) to the Members at least five (5) Business Days before each date prescribed by the Code for a calendar-year entity to pay quarterly installments of estimated tax. The Company shall use commercially reasonable efforts to distribute such cash to each Member in proportion to and to the extent of such Member’s Quarterly Estimated Tax Amount for the applicable calendar quarter (each such distribution, a “Tax Advance”).

(b)        Any distributions made pursuant to this Section 5.2 shall be treated for purposes of this Agreement as advances on distributions pursuant to Section 5.1 and shall reduce, dollar-for-dollar, the amount otherwise distributable to such Member pursuant to Section 5.1.

5.3        Tax Withholding; Withholding Advances.

(a)       Tax Withholding. Each Member agrees to furnish the Company with a properly completed and executed IRS Form W-9 (or any substitute therefor) in order to assist the Company in determining the extent of, and in fulfilling, any withholding obligations it may have with respect to such Member.

(b)        Withholding Advances. The Company is hereby authorized at all times to make payments (“Withholding Advances”) with respect to each Member in amounts required to discharge any obligation of the Company (as determined by the Tax Matters Partner based on the advice of legal or tax counsel to the Company) to withhold or make payments to any federal, state, local or foreign taxing authority (a “Taxing Authority”) with respect to any distribution or allocation by the Company of income or gain to such Member and to withhold the same from distributions to such Member. Any funds withheld from a distribution by reason of this 5.3(b) shall nonetheless be deemed distributed to the Member in question for all purposes under this Agreement. If the Company makes any Withholding Advance in respect of a Member hereunder that is not immediately withheld from actual distributions to the Member, then the Member shall promptly reimburse the Company for the amount of such payment, plus interest at a rate equal to the prime rate published in the Wall Street Journal on the date of payment 2% per annum, compounded annually, on such amount from the date of such payment until such amount is repaid (or deducted from a distribution) by the Member (any such payment shall not constitute a Capital Contribution). Each Member’s reimbursement obligation under this Section 5.3(b) shall continue after such Member Transfers its Membership Interests.

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(c)        Indemnification. Each Member hereby agrees to indemnify and hold harmless the Company and the other Members from and against any liability with respect to taxes, interest or penalties that may be asserted by reason of the Company’s failure to deduct and withhold tax on amounts distributable or allocable to such Member. The provisions of this Section 5.3(c) and the obligations of a Member pursuant to Section 5.3(b) shall survive the termination, dissolution, liquidation and winding up of the Company and the withdrawal of such Member from the Company or Transfer of its Membership Interests. The Company may pursue and enforce all rights and remedies it may have against each Member under this Section 5.3, including bringing a lawsuit to collect repayment with interest of any Withholding Advances.

(d)        Over-withholding. Neither the Company nor any Manager shall be liable for any excess taxes withheld in respect of any distribution or allocation of income or gain to a Member. In the event of an over-withholding, a Member’s sole recourse shall be to apply for a refund from the appropriate Taxing Authority.

5.4        Distributions in Kind.

(a)       Subject to Section 7.3, the Board of Managers is hereby authorized, as the Board of Managers may reasonably determine, to make distributions to the Members in the form of securities or other property held by the Company; provided that Tax Advances shall only be made in cash. In any non-cash distribution, the securities or property so distributed will be distributed among the Members in the same proportion and priority as cash equal to the Fair Market Value of such securities or property would be distributed among the Members pursuant to Section 5.1.

(b)        Any distribution of securities shall be subject to such conditions and restrictions as the Board of Managers determines are required or advisable to ensure compliance with Applicable Law. In furtherance of the foregoing, the Board of Managers may require that the Members execute and deliver such documents as the Board of Managers may deem necessary or appropriate to ensure compliance with all federal and state securities laws that apply to such distribution and any further Transfer of the distributed securities, and may appropriately legend the certificates that represent such securities to reflect any restriction on Transfer with respect to such laws.

5.5        State Law Limitation on Distributions. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make any distribution to Members if such distribution would violate § 18-607 of the Act or other Applicable Law.

5.6        Inclusion of Interest Holder. Except as otherwise provided herein, the term “Member” for purposes of this ARTICLE V shall include an Interest Holder.

ARTICLE VI

ALLOCATION OF PROFITS AND LOSSES

6.1        Profit and Loss Allocations.

(a)        The rules set forth below in this Section 6.1 shall apply for the purpose of determining each Member’s allocable share of the items of income, gain, loss and expense of the Company comprising Profits or Losses of the Company for each taxable year, determining special allocations of other items of income, gain, loss and expense, and adjusting the balance of each Member’s Capital Account to reflect the aforementioned general and special allocations. For each taxable year, the special allocations in Appendix 1 shall be made immediately prior to the general allocations of Section 6.1.

(b)        For each Fiscal Year of the Company, after adjusting each Member’s Capital Account for all Capital Contributions and distributions during such Fiscal Year and all special allocations pursuant to Appendix 1 with respect to such Fiscal Year, all Profits and Losses (other than Profits and Losses specially allocated pursuant to Appendix 1) shall be allocated to the Member’s Capital Accounts in a manner such that, as of the end of such Fiscal Year, the Capital Account of each Member (which may be either a positive or negative balance) shall be equal to (a) the amount which would be distributed to such Member, determined as if the Company were to sell all of its assets for the Gross Asset Value thereof and distribute the proceeds thereof pursuant to Section 11.3, minus (b) the sum of (i) such Member’s share of Company Minimum Gain (as determined according to Treasury Regulation Section 1.704-2(d) and (g)(3)) and Interest Holder Nonrecourse Debt Minimum Gain (as determined according to Treasury Regulation Section 1.704-2(i)) and (ii) the amount, if any, which such Member is obligated to contribute to the capital of the Company as of the last day of such Fiscal Year.

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(c)        Notwithstanding anything to the contrary in this Section 6.1, the amount of items of Company expense and loss allocated pursuant to this Section 6.1 to any Member shall not exceed the maximum amount of such items that can be so allocated without causing such Member to have an Adjusted Capital Account Deficit at the end of any taxable year. All such items in excess of the limitation set forth in this Section 6.1(c) shall be allocated first to Members who would not have an Adjusted Capital Account Deficit, pro rata in proportion to their Capital Account balances as adjusted in accordance with subdivisions (i) and (ii) of the definition of Adjusted Capital Account Deficit.

6.2        Tax Allocations.

(a)       Except as otherwise provided in Section 6.2(b) hereof, for income tax purposes, all items of income, gain, loss, deduction and credit of the Company for any tax period shall be allocated among the Members in accordance with the allocation of Profits and Losses prescribed in this ARTICLE VI and Appendix 1 hereto.

(b)       In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value. In the event the Gross Asset Value of any Company asset is adjusted pursuant to Section A1 of Appendix 1 hereto, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder; provided, however, that unless otherwise determined by the Board of Managers, the Company shall not adopt the Traditional Method with Curative Allocations as defined under Regulation Section 1.704-3(c) or the Remedial Allocation Method as defined under Regulation Section 1.704-3(d) that would require any Member to report any item of income or gain for Section 704(c) purposes that differs in amount or timing from the taxable income that the Company allocates to such Member under Section 704(b). Allocations pursuant to this Section 6.2 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses or other items or distributions pursuant to any provision of this Agreement.

(c)        The Members are aware of the income tax consequences of the allocations made by this ARTICLE VI and Appendix 1 hereto and hereby agree to be bound by the provisions of this ARTICLE VI and Appendix 1 hereto in reporting their distributive shares of the Company’s taxable income and loss for income tax purposes.

6.3        Transferor - Transferee Allocations. Income, gain, loss, deduction or credit attributable to any Membership Interests which has been transferred shall be allocated between the transferor and the transferee under any method allowed under Section 706 of the Code and the Regulations thereunder as agreed by the transferor and the transferee.

6.4        Inclusion of Interest Holder. Except as otherwise provided herein, the term “Member” for purposes of this ARTICLE VI shall include an Interest Holder.

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ARTICLE VII

MANAGEMENT

7.1 Management of the Company. The business and affairs of the Company shall be managed, operated and controlled exclusively by or under the direction of the Board of Managers. Any determination by or consent and decision of the Board of Managers shall be made by the affirmative vote of a majority of the Managers on the Board of Managers. If the Managers on the Board of Managers remain at a deadlock with respect to any matter for a period of thirty (30) days, the Board of Managers shall submit such disputed matter to a vote of all of the Members, whereupon such matter shall be decided by the affirmative vote of those Members holding a majority of the Membership Interests. Subject to the provisions of Section 7.3, the Board of Managers shall have, and is hereby granted, full and complete power, authority and discretion for, on behalf of and in the name of the Company, to take such actions as the Board of Managers may deem necessary or advisable to carry out any and all of the objectives and purposes of the Company. The Board of Managers may delegate, authorize or otherwise instruct any Manager or Officer to perform on behalf of the Company and/or the Board of Managers any duties or responsibilities of the Board of Managers. Without limiting the foregoing, the Members hereby specifically authorize the Board of Managers to, subject to any additional approvals required by any other express provisions contained in this Agreement, including Section 7.3, or Applicable Law:

(a)        supervise the business of the Company and to make those general decisions regarding the affairs of the Company;

(b)        preside at all Company meetings;

(c)        open accounts in the name of the Company with banks and other financial institutions and designate, replace and remove from time to time all signatories on such bank accounts;

(d)        incur and pay all bills, invoices and expenses by and on behalf of the

(e)        comply with, or cause to be complied with, all provisions of the Act governing the administration of a limited liability company, including but not limited to, filing with the applicable state authorities any required and necessary initial and/or amended state filings;

(f)        execute on behalf of the Company all agreements, contracts, instruments and documents including, without limitation, checks, drafts, notes and other negotiable instruments, documents providing for the acquisition of the Company’s assets, assignments, bills of sale, and any other instruments or documents in connection with the business of the Company, consistent, in each instance, with the terms of this Agreement;

(g)        employ accountants, legal counsel, consultants, independent contractors and other Persons to perform services for the Company and to compensate them from Company funds;

(h)        purchase policies of comprehensive general liability insurance and to purchase such other insurance coverage as the Board of Managers shall determine to be necessary or desirable to insure the Members or to protect the Company’s assets;

(i)        keep all books of account and other records required by the Company, including vouchers, statements, receipted bills and invoices and all other records, covering all collections, disbursements and other data in connection with the Company;

(j)       prepare and modify and/or replace, from time to time, an annual operating budget for the Company which includes costs for the operation of the business and other operating expenses of the Company for such twelve (12) month period;

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(k)        cause the Company to take any action with respect to, for, or on behalf of any Subsidiary of the Company, if such action would be permitted to be taken by the Company directly;

(l)        determine Net Available Cash and cause the Company to make a distribution whether such distribution is required pursuant to the terms hereof or discretionary;

(m)        determine or modify the compensation of any Person;

(n)        issue additional Membership Interests;

(o)        prior to the actual termination of the Company, sell, assign, transfer, or otherwise dispose of all or substantially all of the Company’s assets;

(p)        cause the Company to incur, modify or refinance any debt, including pledging, hypothecating or otherwise encumbering any of the Company’s assets;

(q)        compromise and settle claims against the Company;

(r)        confess or cause a confession of a judgment against the Company;

(s)        file or cause the filing of a voluntary petition, or consent to the involuntary filing of a petition, in bankruptcy or seek the reorganization or the appointment of a receiver on behalf of the Company;

(t)        enter into or cause the Company to enter any joint venture investment with any other Person; or

(u)        do or perform any act set forth herein or on behalf of the Company as the Board of Managers determines necessary or appropriate in connection with the Company’s business.

7.2        Appointment and Replacement of Manager. The number of Persons serving on the Board of Managers shall be five (5). Each of Watts and Hicks, for as long as they shall be Members of the Company, shall appoint, in each such Person’s sole and absolute discretion, one (1) Manager. Grom, for as long as it (or any of its Affiliates) shall be a Member of the Company shall appoint, in its sole and absolute discretion, three (3) Managers. The identities of the current Managers are set forth on the Managers Schedule, and the Board of Managers shall amend the Managers Schedule from time to time to reflect any change to the information contained therein. If at any time a Manager shall resign as Manager, die or become adjudicated insane or incompetent, or in the case of a Manager that is not an individual, become subject to a bankruptcy proceeding, dissolution or liquidation, then such Manager shall immediately thereupon cease to be a Manager of the Company. A Manager may only resign by delivering a written notice to all of the Members. Any such resignation shall be effective upon receipt thereof unless it is specified to be effective at some other time or upon the occurrence of some other event. The acceptance of a resignation by any Member shall not be necessary to make it effective. A Manager may only be removed from the office of Manager by the Member that appointed such Manager, which appointing Member may remove such appointed Manager at any time without or without cause by providing written notice to such Manager. If at any time a Manager is removed as Manager or ceases to be a Manager of the Company for any reason, the Member that appointed such Manager may appoint a new Manager. If a Manager who is also a Member ceases to serve as a Manager for any reason (including due to resignation or removal), such cessation shall not in and of itself constitute a withdrawal or expulsion of such Manager as a Member of the Company or otherwise affect such Manager’s rights as a Member.

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7.3        Actions Requiring Approval of Members. The Board of Managers shall not have authority to do or cause to be done any of the following acts for or on behalf of the Company and shall not, without first obtaining the prior written consent of Members holding at least 85% of the then outstanding Membership Interests:

(a)        amend, modify or waive the Certificate of Formation or this Agreement; provided that the Board of Managers may, without the consent of the Members, amend the Members Schedule and the Managers Schedule to update or correct any of the information provided therein;

(b)        enter into, amend in any material respect, waive or terminate any Related Party Agreement or series of Related Party Agreements;

(c)       convert the Company into a different form of entity;

(d)       make a non-pro rata distribution or return of capital to any Member;

(e)       authorize or take any action described in Section 7.1(n), 7.1(o) or 7.1(s) above; or

(f)       making any material change to the nature of the Company’s business.

7.4        Officers. The Board of Managers may appoint individuals as officers of the Company (the “Officers”) as the Board of Managers deems necessary or desirable to carry on the business of the Company and the Board of Managers may delegate to such Officers such power and authority as the Board of Managers deems advisable. No Officer need be a Member of the Company. Any individual may hold two or more offices of the Company. Each Officer shall hold office until such Officer’s successor is designated by the Board of Managers or until such Officer’s earlier death, resignation or removal. Any Officer may resign at any time upon written notice to the Board of Managers. Any Officer may be removed by the Board of Managers with or without cause at any time by delivery of written notice to such Officer. A vacancy in any office occurring because of death, resignation, removal or otherwise, may, but need not, be filled by the Board of Managers.

7.5        Business Plan and Budget. Not less than annually, the Board of Managers shall prepare a business plan and monthly and annual operating budgets for the Company in detail for the upcoming Fiscal Year, including capital and operating expense budgets, cash flow projections, covenant compliance calculations of all outstanding and projected indebtedness, and profit and loss projections, all itemized in reasonable detail. The Board of Managers shall amend the business plan and budgets when material changes occur and otherwise as they determine appropriate or necessary. The Board of Managers shall provide a copy of the business plan and budgets and each amendment thereto or modification thereof to each Member.

7.6        Other Activities of Board of Managers; Business Opportunities. Each Manager shall devote so much time and attention to the business of the Company as such Manager deems appropriate in such Manager’s sole discretion. Nothing contained in this Agreement shall prevent any Manager from engaging in any other activities or businesses, provided that such activities or businesses are not similar to, or competitive with, the Company. No Manager shall be obligated to account to the Company and to the Members for any profits or income earned or derived from such other permitted activities or businesses. The foregoing shall not be deemed to limit any rights or obligations of any Manager (or the Affiliates thereof) under any (a) Seller Transaction Document and/or (b) any other agreement or instrument entered into after the Effective Time binding upon by such Manager.

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7.7        Compensation and Reimbursement of the Board of Managers; No Employment.

(a)        No Manager shall be compensated for such Manager’s services as Manager, but the Company shall reimburse each Manager for all ordinary, necessary and direct expenses incurred by such Manager in performance of such Manager’s duties as Manager. All reimbursements for expenses shall be reasonable in amount. Nothing contained in this Section 7.6 shall be construed to preclude any Manager from serving the Company in any other capacity and receiving reasonable compensation for such services.

(b)        This Agreement does not, and is not intended to, confer upon any Manager any rights with respect to continued employment by the Company, and nothing herein should be construed to have created any employment agreement with any Manager.

7.8       No Personal Liability. Except as otherwise provided in the Act, by Applicable Law or expressly in this Agreement, no Manager shall be obligated personally for any debt, obligation or liability of the Company, whether arising in contract, tort or otherwise, solely by reason of being a Manager.

7.9       Action without a Meeting. Notwithstanding any other provision of this ARTICLE VII, any matter that is to be voted on, consented to or approved by the Board of Managers may be taken without a meeting, without prior notice and without a vote if consented to, in writing or by Electronic Transmission, by all of the Managers. A record shall be maintained by the Board of Managers of each such action taken by written consent of the Board of Managers.

ARTICLE VIII

EXCULPATION AND INDEMNIFICATION

8.1        Exculpation of Covered Persons.

(a)        Covered Persons. As used herein, the term “Covered Person” shall mean (i) each Member; (ii) each officer, director, manager, equity holder, Affiliate, employee, agent or Representative of each Member, and each of their Affiliates; and (iii) each Manager, Officer, employee, agent or Representative of the Company.

(b)        Standard of Care. No Covered Person shall be liable to the Company or any other Covered Person for any loss, damage or claim incurred by reason of any action taken or omitted to be taken by such Covered Person in good faith reliance on the provisions of this Agreement, so long as such action or omission does not constitute fraud or willful misconduct by such Covered Person.

(c)        Good Faith Reliance. A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements (including financial statements and information, opinions, reports or statements as to the value or amount of the assets, liabilities, Profits or Losses of the Company or any facts pertinent to the existence and amount of assets from which distributions might properly be paid) of the following Persons or groups (other than to the extent prepared by such Covered Person): (i) the Board of Managers; (ii) one or more Officers or employees of the Company; (iii) any attorney, independent accountant, appraiser or other expert or professional employed or engaged by or on behalf of the Company; or (iv) any other Person selected in good faith by or on behalf of the Company, in each case as to matters that such relying Person reasonably believes to be within such other Person’s professional or expert competence. The preceding sentence shall in no way limit any Person’s right to rely on information to the extent provided in § 18-406 of the Act.

8.2       Liabilities and Duties of Covered Persons.

(a)        Duties. Each Manager shall perform his managerial duties in good faith and in a manner he believes to be in, and not opposed to, the best interests of the Company and the Members, with such fiduciary duties to the Company and the Members that are customarily vested in a director of a Delaware corporation in the absence of specific delegation or limitation of duties.

(b)        Standard of Care. In performing his duties, each Manager shall be entitled to rely on information, opinions, reports or statements, including financial statements and other financial data, of any attorney, independent accountant or other Person as to matters which such Manager believes in good faith, after due inquiry, to be within such Person’s professional or expert competence.

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8.3        Indemnification.

(a)        Indemnification. To the fullest extent permitted by the Act, as the same now exists or may hereafter be amended, substituted or replaced (but, in the case of any such amendment, substitution or replacement, only to the extent that such amendment, substitution or replacement permits the Company to provide broader indemnification rights than the Act permitted the Company to provide prior to such amendment, substitution or replacement), the Company shall indemnify, hold harmless, defend, pay and reimburse any Covered Person against any and all losses, claims, damages, judgments, fines or liabilities, including reasonable legal fees or other expenses incurred in investigating or defending against such losses, claims, damages, judgments, fines or liabilities, and any amounts expended in settlement of any claims (collectively, “Liabilities”) to which such Covered Person may become subject by reason of:

(i)       any act or omission or alleged act or omission performed or omitted to be performed on behalf of the Company, any Member or any direct or indirect Subsidiary of the foregoing in connection with the business of the Company; or

(ii)        such Covered Person being or acting in connection with the business of the Company as an equity holder, Affiliate, manager, director, officer, employee or agent of the Company, any Member, or any of their respective Affiliates, or that such Covered Person is or was serving at the request of the Company as a member, manager, director, officer, employee or agent of any Person including the Company;

provided that (x) such Covered Person acted in good faith and in a manner believed by such Covered Person to be in, or not opposed to, the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe such Covered Person’s conduct was unlawful, and (y) such Covered Person’s conduct did not constitute fraud or willful misconduct. In connection with the foregoing, the termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Covered Person did not act in good faith or, with respect to any criminal proceeding, had reasonable cause to believe that such Covered Person’s conduct was unlawful, or that the Covered Person’s conduct constituted fraud or willful misconduct.

(b)        Control of Defense. Upon a Covered Person’s discovery of any claim, lawsuit or other proceeding relating to any Liabilities for which such Covered Person may be indemnified pursuant to this Section 8.3, the Covered Person shall give prompt written notice to the Company of such claim, lawsuit or proceeding, provided that the failure of the Covered Person to provide such notice shall not relieve the Company of any indemnification obligation under this Section 8.3, unless the Company shall have been materially prejudiced thereby. Subject to the approval of the disinterested Members, the Company shall be entitled to participate in or assume the defense of any such claim, lawsuit or proceeding at its own expense. After notice from the Company to the Covered Person of its election to assume the defense of any such claim, lawsuit or proceeding, the Company shall not be liable to the Covered Person under this Agreement or otherwise for any legal or other expenses subsequently incurred by the Covered Person in connection with investigating, preparing to defend or defending any such claim, lawsuit or other proceeding. If the Company does not elect (or fails to elect) to assume the defense of any such claim, lawsuit or proceeding, the Covered Person shall have the right to assume the defense of such claim, lawsuit or proceeding as it deems appropriate, but it shall not settle any such claim, lawsuit or proceeding without the consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed).

(c)        Reimbursement. The Company shall promptly reimburse (and/or advance to the extent reasonably required) each Covered Person for reasonable legal or other expenses (as incurred) of such Covered Person in connection with investigating, preparing to defend or defending any claim, lawsuit or other proceeding relating to any Liabilities for which such Covered Person may be indemnified pursuant to this Section 8.3; provided that if it is finally judicially determined that such Covered Person is not entitled to the indemnification provided by this Section 8.3, then such Covered Person shall promptly reimburse the Company for any reimbursed or advanced expenses.

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(d)        Entitlement to Indemnity. The indemnification provided by this Section 8.3 shall not be deemed exclusive of any other rights to indemnification to which those seeking indemnification may be entitled under any agreement or otherwise. The provisions of this Section 8.3 shall continue to afford protection to each Covered Person regardless of whether such Covered Person remains in the position or capacity pursuant to which such Covered Person became entitled to indemnification under this Section 8.3 and shall inure to the benefit of the executors, administrators, legatees and distributees of such Covered Person.

(e)        Insurance. To the extent available on commercially reasonable terms, the Company may purchase, at its expense, insurance to cover Liabilities covered by the foregoing indemnification provisions and to otherwise cover Liabilities for any breach or alleged breach by any Covered Person of such Covered Person’s duties in such amount and with such deductibles as the Board of Managers may determine; provided that the failure to obtain such insurance shall not affect the right to indemnification of any Covered Person under the indemnification provisions contained herein, including the right to be reimbursed or advanced expenses or otherwise indemnified for Liabilities hereunder. If any Covered Person recovers any amounts in respect of any Liabilities from any insurance coverage, then such Covered Person shall, to the extent that such recovery is duplicative, reimburse the Company for any amounts previously paid to such Covered Person by the Company in respect of such Liabilities.

(f)        Funding of Indemnification Obligation. Notwithstanding anything contained herein to the contrary, any indemnity by the Company relating to the matters covered in this Section 8.3 shall be provided out of and to the extent of Company assets only, and no Member (unless such Member otherwise agrees in writing) shall have personal liability on account thereof or shall be required to make additional Capital Contributions to help satisfy such indemnity by the Company.

(g)        Savings Clause. If this Section 8.3 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Covered Person pursuant to this Section 8.3 to the fullest extent permitted by any applicable portion of this Section 8.3 that shall not have been invalidated and to the fullest extent permitted by Applicable Law.

(h)        Amendment. The provisions of this Section 8.3 shall be a contract between the Company, on the one hand, and each Covered Person who served in such capacity at any time while this Section 8.3 is in effect, on the other hand, pursuant to which the Company and each such Covered Person intend to be legally bound. No amendment, modification or repeal of this Section 8.3 that adversely affects the rights of a Covered Person to indemnification for Liabilities incurred or relating to a state of facts existing prior to such amendment, modification or repeal shall apply in such a way as to eliminate or reduce such Covered Person’s entitlement to indemnification for such Liabilities without the Covered Person’s prior written consent.

ARTICLE IX

ACCOUNTING; TAX MATTERS

9.1       Financial Statements. As soon as available, and in any event within one hundred twenty (120) days after the end of each Fiscal Year, the Company shall furnish to each Member consolidated balance sheets of the Company as at the end of each such Fiscal Year and consolidated statements of income, cash flows and Members’ equity for such Fiscal Year, in each case setting forth in comparative form the figures for the previous Fiscal Year, accompanied by the certification of such Officer, if any, as is responsible for the financial affairs of the Company or by the Board of Managers, certifying to the effect that, except as set forth therein, such financial statements fairly present in all material respects the financial condition of the Company as of the dates thereof and the results of their operations and changes in their cash flows and Members’ equity for the periods covered thereby.

9.2        Inspection Rights. Upon reasonable notice from a Member, the Company shall afford each Member and its Representatives access during normal business hours to (a) the Company’s properties, offices, plants and other facilities; (b) the corporate, financial and similar records, reports and documents of the Company, including, without limitation, all books and records, minutes of proceedings, internal management documents, reports of operations, reports of adverse developments, copies of any management letters and communications with Members or the Board of Managers, and to permit each Member and its Representatives to examine such documents and make copies thereof; and (c) any officers, senior employees and public accountants of the Company, and to afford each Member and its Representatives the opportunity to discuss and advise on the affairs, finances and accounts of the Company with such officers, senior employees and public accountants (and the Company hereby authorizes said accountants to discuss with such Member and its Representatives such affairs, finances and accounts).

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9.3        Income Tax Status. It is the intent of this Company and the Members that this Company shall be treated as a partnership for U.S., federal, state and local income tax purposes. Neither the Company nor any Member shall make an election for the Company to be classified as other than a partnership pursuant to Regulations Section 301.7701-3.

(a)        Tax Matters Member; Membership Representative.

(i)       Grom is hereby designated as the “Tax Matters Partner” (i.e., the Tax Matters Partner under Section 6231 of the Code and the “Partnership Representative” under Code Section 6223 with respect to Company years beginning after December 31, 2017).

(ii)        The Tax Matters Partner shall represent the Company in any disputes, controversies or proceedings with any taxing jurisdictions. The Company shall reimburse the out-of-pocket expenses (including attorneys’ and other outside professional fees) incurred by the Tax Matters Partner in such capacity.

(iii)        The Members agree to cooperate in good faith to timely provide information requested by the Tax Matters Partner as needed to comply with the Post-2017 Partnership Audit Procedures. The Members acknowledge and agree that the Tax Matters Partner shall have the power to cause the Company to elect out of the partnership-level audit procedures to the extent allowed under Section 6221(b) of the Code or to elect out of partnership-level tax assessments under Section 6226 of the Code. Further, to the extent requested to do so by the Tax Matters Partner, the Members shall timely file amended returns and pay tax liabilities (including interest and penalties) under Section 6225(c)(2) of the Code. The Members agree to cooperate in good faith, including by timely providing information requested by the Tax Matters Partner and making elections and filing amended returns requested by the Tax Matters Partner to give effect to the preceding sentence. Subject to the foregoing, to the extent required to do so under the Post 2017 Partnership Audit Procedures, the Company shall make any payments of assessed amounts under Section 6221 of the Post-2017 Partnership Audit Procedures and shall allocate any such assessment among the current or former Members of the Company for the “reviewed year” to which the assessment relates in a manner that reflects the current or former Members’ respective interests in the Company for that reviewed year based on such Member’s share of such assessment as would have occurred if the Company had amended the tax returns for such reviewed year and such Member incurred the assessment directly (using the tax rates applicable to the Company under Section 6225(b) of the Code). To the extent the Company is assessed amounts under Section 6221(a) of the Post-2017 Partnership Audit Procedures, the current or former Member(s) to which such assessment relates shall pay to the Company such Member’s share of the assessed amounts including such Member’s share of any additional accrued penalties and interest assessed against the Company relating to such Member’s share of the assessment (together, the “Member Assessment”), upon at least thirty (30) days’ written notice from the Tax Matters Partner requesting the payment and such payment shall not be treated as a Capital Contribution. If a Member does not timely pay to the Company the full amount of such Member’s Member Assessment (the “Defaulting Member”), then the shortfall shall be treated as a loan (the “Tax Loan”) by the Company to the Defaulting Member, with the following results:

(A)        the unpaid balance of the Tax Loan shall bear interest at the rate of ten percent (10%) per annum, compounded annually, from the day that the Tax Loan is deemed made until the date that the Tax Loan, together with all accrued interest, is repaid to the Company;

(B)        all amounts otherwise distributable by the Company to the Defaulting Member shall be withheld and credited to the Company against repayment of the Tax Loan, with any such withholding and credit first being applied to accrued and unpaid interest until fully paid, and then to outstanding principal until all outstanding principal is paid in full; and

(C)        in addition to the other rights and remedies granted to it under this Agreement, the Company may take any action available at law or in equity, at the cost and expense of the Defaulting Member, to obtain payment from the Defaulting Member of the unpaid balance of the Tax Loan and all accrued and unpaid interest thereon.

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(b)        Survival. The provisions contained in this Section 9.3 shall survive the dissolution of the Company and the withdrawal of any Member or the Transfer of any Member’s Membership Interest in the Company.

9.4        Non-Confidential Tax Shelter. Any obligations of confidentiality contained in or applicable to this Agreement shall not apply to the federal tax structure or federal tax treatment of the Company or the transactions contemplated herein. Each Members and its employees, Representatives, and agents may disclose to any and all persons, without limitation of any kind, such federal tax structure and treatment and such transactions. The Membership Interests shall not be treated as having been issued under conditions of confidentiality for purposes of Regulations Section 1.6011-4(b)(3) or any successor provision. Each Member agrees that it has no proprietary or exclusive rights to the federal tax structure of the Company, the transactions contemplated herein, or federal tax matters or ideas related to such transactions.

9.5        Tax Returns and Tax Deficiencies. Each Member agrees that such Member shall not treat any Company item inconsistently on such Member’s federal, state, foreign or other income tax return with the treatment of the item on the Company’s return. Any deficiency for taxes imposed on any Member (including penalties, additions to tax or interest imposed with respect to such taxes and taxes imposed pursuant to Code Section 6226 as amended) will be paid by such Member and if required to be paid (and actually paid) by the Company, will be recoverable from such Member as provided in Section 5.3(b).

9.6        Tax Returns. At the expense of the Company, the Board of Managers (or any Officer that the Board of Managers may designate) shall endeavor to cause the preparation and timely filing (including extensions) of all tax returns required to be filed by the Company pursuant to the Code as well as all other required tax returns in each jurisdiction in which the Company owns property or does business. As soon as reasonably possible after the end of each Fiscal Year, the Board of Managers or designated Officer will cause to be delivered to each Person who was a Member at any time during such Fiscal Year, IRS Schedule K-1 to Form 1065 and such other information with respect to the Company as may be necessary for the preparation of such Person’s federal, state and local income tax returns for such Fiscal Year.

9.7        Company Funds. All funds of the Company shall be deposited in its name, or in such name as may be designated by the Board of Managers, in such checking, savings or other accounts, or held in its name in the form of such other investments as shall be designated by the Board of Managers. The funds of the Company shall not be commingled with the funds of any other Person. All withdrawals of such deposits or liquidations of such investments by the Company shall be made exclusively upon the signature or signatures of a Manager and/or such Officer or Officers as the Board of Managers may designate.

ARTICLE X

TRANSFERABILITY

10.1       General Restrictions on Transfer.

(a)        Except as permitted pursuant to Section 10.2 or in accordance with the provisions set forth in Sections 10.3, 10.4, 10.5, 10.6 or Section 10.7, no Member may Transfer all or any portion of its Membership Interest in the Company. No Transfer of Membership Interests to a Person not already a Member of the Company shall be deemed completed until the prospective Transferee is admitted as a Member of the Company in accordance with Section 4.1(b).

(b)        Notwithstanding any other provision of this Agreement (including Sections 10.2, 10.6 and 10.7), each Member agrees that it will not Transfer all or any portion of its Membership Interest in the Company, and the Company agrees that it shall not issue any Membership Interests, in each case without the prior written consent of Members holding at least 85% of the then outstanding Membership Interests:

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(i)        except as permitted under the Securities Act and other Applicable Law, including without limitation applicable federal or state securities or blue sky laws, and then, with respect to a Transfer of Membership Interests and if requested by the Board of Managers, only upon delivery to the Company of an opinion of counsel in form and substance satisfactory to the Company to the effect that such Transfer may be effected without registration under the Securities Act;

(ii)        if such Transfer or issuance would cause the Company to be considered a “publicly traded partnership” under Section 7704(b) of the Code within the meaning of Regulations Section 1.7704-1(h)(1)(ii), including the look-through rule in Regulations Section 1.7704-1(h)(3);

(iii)        if such Transfer or issuance would affect the Company’s existence or qualification as a limited liability company under the Act;

(iv)        if such Transfer or issuance would cause the Company to lose its status as a partnership for federal income tax purposes;

(v)        if such Transfer or issuance would cause a termination of the

Company for federal income tax purposes;

(vi)        if such Transfer or issuance would cause the Company to be required to register as an investment company under the Investment Company Act of 1940, as amended; or

(vii)        if such Transfer or issuance would cause the assets of the Company to be deemed “Plan Assets” as defined under the Employee Retirement Income Security Act of 1974 or its accompanying regulations or result in any “prohibited transaction” thereunder involving the Company.

(c)       Any Transfer or attempted Transfer of any Membership Interest in violation of this Agreement shall be null and void, no such Transfer shall be recorded on the Company’s books and the purported Transferee in any such Transfer shall not be treated (and the purported Transferor shall continue be treated) as the owner of such Membership Interest for all purposes of this Agreement.

(d)        For the avoidance of doubt, any Transfer of a Membership Interest permitted by this Agreement shall be deemed a sale, transfer, assignment or other disposal of such Membership Interest in its entirety as intended by the parties to such Transfer, and shall not be deemed a sale, transfer, assignment or other disposal of any less than all of the rights and benefits described in the definition of the term “Membership Interest,” unless otherwise explicitly agreed to by the parties to such Transfer.

10.2        Permitted Transfers. The provisions of Sections 10.1(b), 10.3, 10.4 and 10.5. shall not apply to any Transfer by any Member of all or any portion of its Membership Interest to any of the following:

(a)       in the case of Grom, any Affiliate of such Member; or

(b)        subject to Section 10.6, such Member’s spouse, parent, siblings, descendants (including adoptive relationships and stepchildren) and the spouses of each such natural persons (collectively, “Family Members”);

(c)       a trust under which (x) the distribution of Membership Interests may be made only to such Member and/or any Family Member of such Member and (y) such Trust is exclusively controlled by such Member or such Member’s Family Members;

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(d)        a charitable remainder trust, the income from which will be paid to such Member during such Member’s life and exclusively controlled by such Member;

(e)        a corporation, partnership or limited liability company, the equity holders of which are only such Member and/or Family Members of such Member; or

(f)        subject to Section 10.6, by will or by the laws of intestate succession, to such Member’s executors, administrators, testamentary trustees, legatees or beneficiaries.

10.3        Right of First Refusal.

(a)        Right of First Refusal. Subject to the terms and conditions specified in this Section 10.3, Grom shall have a right of first refusal if any other Member (the “Offering Member”), receives a bona fide written offer from an Independent Third Party that the Offering Member desires to accept to Transfer all or any portion of the Membership Interest owned by the Offering Member (the “Offered Interests”); provided that such right of first refusal shall not apply with respect to any Transfer that is (i) permitted by Section 10.2, 10.6 or 10.7, (ii) proposed to be made by a Dragging Member or required to be made by a Drag-along Member pursuant to Section 10.4, or (iii) made by a Tag-along Member upon the exercise of its tag-along right pursuant to Section 10.5 after Grom has declined to exercise their rights under this Section 10.3 with respect to all of the Offered Interests). Each time the Offering Member receives such an offer for all or any portion of its Membership Interest in the Company and Grom is granted a right of first refusal with respect thereto pursuant to this Section 10.3(a), the Offering Member shall first make an offering of the Offered Interests to Grom in accordance with the following provisions of this Section 10.3 prior to Transferring such Offered Interests to the Independent Third Party.

(b)        Offer Notice.

(i)       The Offering Member shall, within five (5) Business Days of receipt of the offer from the Independent Third Party, give written notice (the “Offering Member Notice”) to Grom stating that it has received a bona fide offer from an Independent Third Party and specifying: (A) the amount of Offered Interests to be Transferred by the Offering Member; (B) the name of the Person who has offered to purchase such Offered Interests; (C) the purchase price and the other material terms and conditions of the Transfer, including a description of any non-cash consideration in sufficient detail to permit the valuation thereof; and (D) the proposed date, time and location of the closing of the Transfer.

(ii)        The Offering Member Notice shall constitute the Offering Member’s offer to Transfer the Offered Interests to Grom, which offer shall be irrevocable until the end of the ROFR Notice Period.

(iii)        By delivering the Offering Member Notice, the Offering Member represents and warrants to Grom that: (A) the Offering Member has full right, title and interest in and to the Offered Interests; (B) the Offering Member has all the necessary power and authority and has taken all necessary action to sell such Offered Interests as contemplated by this Section 10.3 and (C) the Offered Interests are free and clear of any and all Liens other than those arising as a result of or under the terms of this Agreement.

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(c)        Exercise of the Rights of First Refusal.

(i)        Upon delivery of the Offering Member Notice, Grom shall have ten (10) Business Days (the “ROFR Notice Period”) to collectively elect to purchase all (but not less than all) of the Offered Interests by delivering written notice (a “ROFR Offer Notice”) to the Offering Member, signed by Grom and stating that Grom offers to purchase such Offered Interests on the terms specified in the Offering Member Notice. Each ROFR Offer Notice shall be binding upon delivery and irrevocable by Grom delivering such ROFR Offer Notice.

(ii)        If Grom does not deliver a ROFR Offer Notice during the ROFR Notice Period that evidences the election to purchase all (but not less than all) of the Offered Interests, Grom shall be deemed to have waived all of its rights to purchase the Offered Interests under this Section 10.3, and, provided the Offering Member has also complied with the provisions of Section 10.5, to the extent applicable, the Offering Member may, during the sixty (60)-day period immediately following the expiration of the ROFR Notice Period (which period may be extended for a reasonable time to the extent reasonably necessary to obtain any required approvals or consents from any Governmental Authority and/or to accommodate any additional time granted to a Selling Member under Section 10.5), Transfer all of the Offered Interests to the Independent Third Party on terms and conditions no more favorable to the Independent Third Party than those set forth in the Offering Member Notice. If the Offering Member does not Transfer the Offered Interests within such period, the rights provided hereunder shall be deemed to be revived and the Offered Interests shall not be Transferred to the Independent Third Party unless the Offering Member sends a new Offering Member Notice in accordance with, and otherwise complies with, this Section 10.3.

(d)        Consummation of ROFR Sale. If Grom delivers a ROFR Offer Notice evidencing the election to purchase all (but not less than all) of the Offered Interests, then the Offering Member shall be required to sell the Offered Interests to Grom in accordance with the terms of the Offering Member Notice. Any such sale contemplated by this Section 10.3(d) shall take place within twenty (20) Business Days of the date of delivery of the Offering Member Notice, or at such other time as may be agreed to by the Offering Member and Grom. At the closing of any such sale and purchase, the Offering Member shall deliver to Grom a certificate or certificates representing the Offered Interests to be sold (if any), accompanied by evidence of Transfer and all necessary transfer taxes paid and stamps affixed, if necessary, against receipt of the purchase price therefor from Grom by certified or official bank check of by wire transfer of immediately available funds.

(e)       Grom shall have the right to assign its rights under this Section 10.3, with respect to all or any particular Offered Interests, to the Company if approved by the Board of Managers in its discretion.

10.4       Drag-along Rights.

(a)        Participation. If one or more Members (together with their respective Permitted Transferees) holding no less than 51% of the then outstanding Membership Interests (such Member or Members, the “Dragging Member”), proposes to Transfer, in one transaction or a series of related transactions, all of the Membership Interests owned by the Dragging Member (a “Drag-along Sale”), the Dragging Member shall have the right, after delivering the Drag-along Notice in accordance with Section 10.4(c) and subject to compliance with Section 10.4(d), to require that each other Member (each, a “Drag-along Member”) participate in such sale in the manner set forth in Section 10.4(b).

(b)        Sale of Membership Interests. Subject to compliance with Section 10.4(d), each Drag-along Member shall sell in the Drag-along Sale all of the Membership Interests held by such Drag-along Member.

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(c)        Sale Notice. The Dragging Member shall exercise its rights pursuant to this Section 10.4 by delivering a written notice (the “Drag-along Notice”) to the Company and each Drag-along Member no more than ten (10) Business Days after the execution and delivery by all of the parties thereto of the definitive agreement entered into with respect to the Drag- along Sale and, in any event, no later than twenty (20) Business Days prior to the closing date of such Drag-along Sale. The Drag-along Notice shall make reference to the Dragging Members’ rights and obligations hereunder and shall describe in reasonable detail:

(i)       The name of the person or entity to whom such Membership Interests are proposed to be sold;

(ii)       The proposed date, time and location of the closing of the sale;

(iii)        The proposed amount of consideration for the Drag-along Sale and the other material terms and conditions of the Drag-along Sale, including a description of any non-cash consideration in sufficient detail to permit the valuation thereof; and

(iv)        A copy of any form of agreement proposed to be executed in connection therewith.

(d)        Conditions of Sale. The obligations of the Drag-along Members in respect of a Drag-along Sale under this Section 10.4 are subject to the satisfaction of the following conditions:

(i)        The consideration to be received by each Drag-along Member shall be the same form and amount of consideration to be received by the Dragging Member per percentage interest and the terms and conditions of such sale shall, except as otherwise provided in Section 10.4(d)(ii), be the same as those upon which the Dragging Member sells its Membership Interests;

(ii)        If the Dragging Member or any Drag-along Member is given an option as to the form and amount of consideration to be received, the same option shall be given to all Drag-along Members; and

(iii)        Each Drag-along Member shall execute the applicable purchase agreement, if applicable, and make or provide the same representations, warranties, covenants, indemnities and agreements as the Dragging Member makes or provides in connection with the Drag-along Sale (except that in the case of representations, warranties, covenants, indemnities and agreements pertaining specifically to the Dragging Member, the Drag-along Member shall make the comparable representations, warranties, covenants, indemnities and agreements pertaining specifically to itself); provided that all representations, warranties, covenants and indemnities shall be made by the Dragging Member and each Drag- along Member severally and not jointly and any indemnification obligation shall be pro rata based on the consideration received by the Dragging Member and each Drag-along Member (other than any indemnification obligation pertaining specifically to the Dragging Member or a Drag-along Member, which obligation shall be the sole obligation of such Dragging Member or Drag-along Member), in each case in an amount not to exceed the aggregate proceeds received by the Dragging Member and each such Drag-along Member in connection with the Drag-along Sale.

(e)        Cooperation. Each Drag-along Member shall take all actions as may be reasonably necessary to consummate the Drag-along Sale, including, without limitation, entering into agreements and delivering certificates and instruments, in each case, consistent with the agreements being entered into and the certificates being delivered by the Dragging Member, but subject to Section 10.4(d)(iii).

(f)        Expenses. The fees and expenses of the Dragging Member incurred in connection with a Drag-along Sale and for the benefit of all Drag-along Members (it being understood that costs incurred by or on behalf of a Dragging Member for its sole benefit will not be considered to be for the benefit of all Drag-along Members), to the extent not paid or reimbursed by the Company or the Independent Third Party, shall be shared by the Dragging Member and all the Drag-along Members on a pro rata basis, based on the consideration received by each such Member; provided that no Drag-along Member shall be obligated to make any out-of-pocket expenditure prior to the consummation of the Drag-along Sale.

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(g)        Consummation of Sale. The Dragging Member shall have sixty (60) days following the date of the Drag-along Notice in which to consummate the Drag-along Sale, on the terms set forth in the Drag-along Notice (which sixty (60)-day period may be extended for a reasonable time to the extent reasonably necessary to obtain required approvals or consents from any Governmental Authority). If at the end of such period the Dragging Member has not completed the Drag-along Sale, the Dragging Member may not then exercise its rights under this Section 10.4 without again fully complying with the provisions of this Section 10.4.

10.5        Tag-along Rights.

(a)        Participation. Subject to the terms and conditions specified in Sections 10.1, 10.2 and 10.3, if one or more Members acting together (together with their Permitted Transferees) holding no less than 50% of the then outstanding Membership Interests (collectively, the “Selling Member”) proposes to Transfer at least 50% of the Membership Interests owned by the Selling Member to an Independent Third Party (a “Proposed Transferee”), each other Member (each, a “Tag-along Member”) shall be permitted to participate in such sale (a “Tag-along Sale”) on the terms and conditions set forth in this Section 10.5.

(b)        Application of Transfer Restrictions. The provisions of this Section 10.5 shall only apply to Transfers in or to which (i) which Grom has not exercised their rights under Section 10.3 to purchase the Offered Interests; (ii) the Dragging Member has elected to not exercise its drag-along right under Section 10.4; or (iii) Section 10.2, 10.6 or 10.7 applies.

(c)        Sale Notice. Prior to the consummation of any Transfer of Membership Interests qualifying under Section 10.5(b), and after satisfying its obligations pursuant to Section 10.3, the Selling Member shall deliver to the Company and each other Member a written notice (a “Sale Notice”) of the proposed Tag-along Sale as soon as practicable following the expiration of the ROFR Notice Period, and in no event later than five (5) Business Days/days thereafter. The Sale Notice shall make reference to the Tag-along Members’ rights hereunder and shall describe in reasonable detail:

(i)        The aggregate percentage of Membership Interests the Proposed Transferee has offered to purchase;

(ii)       The identity of the Proposed Transferee;

(iii)        The proposed date, time and location of the closing of the Tag-along Sale;

(iv)        The purchase price and other material terms and conditions of the Transfer, including a description of any non-cash consideration in sufficient detail to permit the valuation thereof; and

(v)        A copy of any form of agreement proposed to be executed in connection therewith.

(d)        Exercise of Tag-along Right.

(i)        The Selling Member and each Tag-along Member timely electing to participate in the Tag-along Sale pursuant to Section 10.5(d)(ii) shall have the right to Transfer in the Tag-along Sale the amount of Membership Interests, equal to the product of (x) the total percentage of Membership Interests that the Proposed Transferee proposes to buy as stated in the Sale Notice and (y) a fraction (A) the numerator of which is equal to the percentage of Membership Interests then held by the applicable Member, and (B) the denominator of which is equal to the total percentage of Membership Interests then held by the Selling Member and all of the Tag-along Members timely electing to participate in the Tag- along Sale pursuant to Section 10.5(d)(ii) (such amount, the “Tag-along Portion”).

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(ii)        Each Tag-along Member shall exercise its right to participate in a Tag-along Sale by delivering to the Selling Member a written notice (a “Tag-along Notice”) stating its election to do so and specifying the amount of Membership Interests (up to its Tag- along Portion) to be Transferred by it no later than ten (10) Business Days after receipt of the Sale Notice (the “Tag-along Period”).

(iii)        The offer of each Tag-along Member set forth in a Tag-along Notice shall be irrevocable, and, to the extent such offer is accepted, such Tag-along Member shall be bound and obligated to consummate the Transfer on the terms and conditions set forth in this Section 10.5.

(e)        Waiver. Each Tag-along Member who does not deliver a Tag-along Notice in compliance with Section 10.5(d)(ii) shall be deemed to have waived all of such Tag-along Member’s rights to participate in the Tag-along Sale, and the Selling Member shall (subject to the rights of any other participating Tag-along Member) thereafter be free to sell to the Proposed Transferee the Membership Interests identified in the Sale Notice at a price that is no greater than the price set forth in the Sale Notice and on other terms and conditions which are not in the aggregate materially more favorable to the Selling Member than those set forth in the Sale Notice, without any further obligation to the non-accepting Tag-along Members.

(f)        Conditions of Sale.

(i)        Each Member participating in the Tag-along Sale shall receive the same consideration after deduction of such Member’s proportionate share of the related expenses in accordance with Section 10.5(h).

(ii)        Each Tag-along Member shall make or provide the same representations, warranties, covenants, indemnities and agreements as the Selling Member makes or provides in connection with the Tag-along Sale (except that in the case of representations, warranties, covenants, indemnities and agreements pertaining specifically to the Selling Member, the Tag-along Member shall make the comparable representations, warranties, covenants, indemnities and agreements pertaining specifically to itself); provided, that all representations, warranties, covenants and indemnities shall be made by the Selling Member and each Tag-along Member severally and not jointly and any indemnification obligation shall be pro rata based on the consideration received by the Selling Member and each Tag-along Member (other than any indemnification obligation pertaining specifically to the Selling Member or a Tag-along Member, which obligation shall be the sole obligation of such Selling or Tag-along Member), in each case in an amount not to exceed the aggregate proceeds received by the Selling Member and each such Tag-along Member in connection with the Tag-along Sale.

(g)        Cooperation. Each Tag-along Member shall take all actions as may be reasonably necessary to consummate the Tag-along Sale, including, without limitation, entering into agreements and delivering certificates and instruments, in each case, consistent with the agreements being entered into and the certificates being delivered by the Selling Member, but subject Section 10.5(f)(ii).

(h)        Expenses. The fees and expenses of the Selling Member incurred in connection with a Tag-along Sale and for the benefit of all Tag-along Members (it being understood that costs incurred by or on behalf of a Selling Member for its sole benefit will not be considered to be for the benefit of all Tag-along Members), to the extent not paid or reimbursed by the Company or the Proposed Transferee, shall be shared by the Selling Member and all the participating Tag-along Members on a pro rata basis, based on the consideration received by each such Member; provided, that no Tag-along Member shall be obligated to make any out-of-pocket expenditure prior to the consummation of the Tag-along Sale.

(i)       Consummation of Sale. The Selling Member shall have sixty (60) days following the expiration of the Tag-along Period in which to consummate the Tag-along Sale, on terms not more favorable to the Selling Member than those set forth in the Tag-along Notice (which such sixty (60)-day period may be extended for a reasonable time to the extent reasonably necessary to obtain required approvals or consents from any Governmental Authority). If at the end of such period the Selling Member has not completed the Tag-along Sale, the Selling Member may not then effect a Transfer that is subject to this Section 10.5 without again fully complying with the provisions of this Section 10.5.

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(j)       Transfers in Violation of the Tag-along Right. If the Selling Member sells or otherwise Transfers to the Proposed Transferee any of its Membership Interests in breach of this Section 10.5, then each Tag-along Member shall have the right to sell to the Selling Member, and the Selling Member undertakes to purchase from each Tag-along Member, the amount of Membership Interests that such Tag-along Member would have had the right to sell to the Proposed Transferee pursuant to this Section 10.5, for a price and upon the terms and conditions on which the Proposed Transferee bought such Membership Interests from the Selling Member, but without indemnity being granted by any Tag-along Member to the Selling Member; provided, that nothing contained in this Section 10.5(j) shall preclude any Member from seeking alternative remedies against such Selling Member as a result of its breach of this Section 10.5. The Selling Member shall also reimburse each Tag-along Member for any and all reasonable and documented out-of-pocket fees and expenses, including reasonable legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of the Tag-along Member’s rights under this Section 10.5(j).

10.6        Triggering Events; Purchase Option.

(a)        After the occurrence or the completion of a Triggering Event with respect to any Member: (1) the successor in interest to or other Transferee (the “Relevant Holder”) of such Member will automatically and thereupon become an Interest Holder (and not a Member), and (2) Grom shall have the option (the “Purchase Option”), exercisable within one year of the thereafter (the “Purchase Option Exercise Period”), to purchase, acquire and/or redeem the all (and not less than all) of the Membership Interests of the former Member at the Option Value. The “Option Value” of such Membership Interests shall be the fair market value thereof most recently determined by the Board of Managers in their good faith discretion.

(b)       If Grom wished to exercise the Purchase Option with respect to any Triggering Event, it shall, within the Purchase Option Exercise Period, give written notice (the “Purchase Option Notice”) to the Relevant Holder stating that it wishes to exercise its Purchase Option hereunder and specifying: (A) the Option Value; and (B) the proposed date, time and location of the closing of the Transfer.

(c)        If Grom delivers a Purchase Option Notice evidencing the election to purchase all (but not less than all) of the Membership Interests of the Relevant Holder, then the Relevant Holder shall be required to sell its Membership Interests to Grom in accordance with the terms of the Purchase Option Notice. Any such sale contemplated by this Section 10.6(c) shall take place within twenty (20) Business Days of the date of delivery of the Purchase Option Notice, or at such other time as may be agreed to by Grom and the Relevant Holder. At the closing of any such sale and purchase, the Relevant Holder shall deliver to Grom a certificate or certificates representing the Membership Interests to be sold (if any), accompanied by evidence of Transfer and all necessary transfer taxes paid and stamps affixed, if necessary, against receipt of the purchase price therefor from Grom by certified or official bank check of by wire transfer of immediately available funds.

(d)       Grom shall have the right to assign its Purchase Option hereunder, with respect to all or any particular Triggering Event, to the Company if approved by the Board of Managers in its discretion.

10.7        Wolfson Claw-Up. If on any of the first four (4) anniversary dates of the Effective Date Wolfson is employed by Grom (and/or its subsidiary) and has maintained his employment with Grom (and/or its subsidiary), under his Employment Agreement or otherwise, on a continuous basis since the Effective Time, then: effective automatically and without further action on the part of the parties hereto, each Member (other than Grom), being the Sellers under the Purchase Agreement, shall be deemed to have Transferred a portion of his or her Membership Interests in an amount equal to the product of (i) two and one-half percent (2.5%) and (ii) such Member’s Pro Rata Portion (as defined in the Purchase Agreement. By way of example, pursuant to the foregoing if Wolfson is so employed on each such four (4) anniversary dates (and the outstanding Membership Interests do not Transfer or change from the Effective Time): (1) Wolfson would receive automatic Transfers hereunder of Membership Interests from Sellers (pro rata) amounting to 10% of the outstanding Membership Interests in the Company, and (2) the aggregate Membership Interests owned by such Members (“Sellers”) will be 9.6%.[1] The parties hereby irrevocably consent to such Transfers in accordance with the foregoing. The Managers shall promptly amend the Members Schedule in order to record such Transfers, if any.

10.8        Inclusion of Interest Holder. Except for Section 10.6 and/or as otherwise provided herein, the term “Member” for purposes of this ARTICLE X shall include an Interest Holder.

[1] Post sale Wolfson has 0.4% out of the 20%. If he gets 10% more, that leaves 9.6%.

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ARTICLE XI

DISSOLUTION AND TERMINATION

11.1        Dissolution. The Company shall be dissolved and its affairs wound up only upon the occurrence of any of the following events:

(a)        An election to dissolve the Company made by holders of at least eighty -five percent (85%) of the outstanding Membership Interests;

(b)        The sale, exchange, involuntary conversion, or other disposition or Transfer of all or substantially all the assets of the Company;

(c)        Any event specified in § 18-801(4) of the Act;

(d)        The entry of a decree of judicial dissolution under § 18-802 of the Act; or

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(e)        Any other event that would require the dissolution of the Company pursuant to Applicable Law.

11.2        Effectiveness of Dissolution. Dissolution of the Company shall be effective on the day on which the first to occur of the events described in Section 11.1 occurs, but the Company shall not terminate until the winding up of the Company has been completed, the assets of the Company have been distributed as provided in Section 11.3 and the Certificate of Formation shall have been cancelled as provided in Section 11.1.

11.3        Liquidation. If the Company is dissolved pursuant to Section 11.1, the Company shall be liquidated and its business and affairs wound up in accordance with the Act and the following provisions:

(a)       Liquidator. The Board of Managers, or another Person selected by the Board of Managers, shall act as liquidator to wind up the Company (the “Liquidator”). The Liquidator shall have full power and authority to sell, assign, and encumber any or all of the Company’s assets and to wind up and liquidate the affairs of the Company in an orderly and business-like manner.

(b)        Accounting. As promptly as possible after dissolution and again after final liquidation, the Liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable.

(c)        Liquidation, Winding Up and Distribution of Assets. The Liquidator shall liquidate the assets of the Company and distribute the proceeds of such liquidation in the following order of priority, unless otherwise required by mandatory provisions of Applicable Law:

(i)        First, to the payment of all of the Company’s debts and liabilities to its creditors (including Members, if applicable) and the expenses of liquidation (including sales commissions incident to any sales of assets of the Company);

(ii)        Second, to the establishment of and additions to reserves that are determined by the Board of Managers to be reasonably necessary for any contingent unforeseen liabilities or obligations of the Company; and

(iii)        Third, to the Members in accordance with Section 5.1.

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(d)        Discretion of Liquidator. Notwithstanding the provisions of Section 11.3(c) that require the liquidation of the assets of the Company, but subject to the order of priorities set forth in Section 11.3(c), if upon dissolution of the Company the Liquidator reasonably determines that an immediate sale of part or all of the Company’s assets would be impractical or could cause undue loss to the Members, the Liquidator may defer the liquidation of any assets except those necessary to satisfy Company liabilities and reserves, and may, upon unanimous consent of the Members, distribute to the Members, in lieu of cash, as tenants in common and in accordance with the provisions of Section 11.3(c), undivided interests in such Company assets as the Liquidator deems not suitable for liquidation. Any such distribution in kind shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operating of such properties at such time. For purposes of any such distribution, any property to be distributed will be valued at its Fair Market Value.

11.4        Deficit Capital Accounts. No Member shall have any obligation to contribute or advance any funds or other property to the Company by reason of any negative or deficit balance in such Member’s Capital Account during or upon completion of winding up or at any other time except to the extent that a deficit balance is directly attributable to a distribution of cash or other property in violation of this Agreement.

11.5        Cancellation of Certificate. Upon completion of the distribution of the assets of the Company as provided in Section 11.3(c), the Company shall be terminated and the Liquidator shall cause the cancellation of the Certificate of Formation in the State of Delaware and of all qualifications and registrations of the Company as a foreign limited liability company in jurisdictions other than the State of Delaware and shall take such other actions as may be necessary to terminate the Company.

11.6        Survival of Rights, Duties and Obligations. Dissolution, liquidation, winding up or termination of the Company for any reason shall not release any party from any Liabilities that at the time of such dissolution, liquidation, winding up or termination already had accrued to any other party or thereafter may accrue in respect of any act or omission prior to such dissolution, liquidation, winding up or termination. For the avoidance of doubt, none of the foregoing shall replace, diminish or otherwise adversely affect any Covered Person’s right to indemnification pursuant to Section 8.3.

11.7        Recourse for Claims. Each Member shall look solely to the assets of the Company for all distributions with respect to the Company, such Member’s Capital Account, and such Member’s share of Profits, Losses and other items of income, gain, loss and deduction, and shall have no recourse therefor (upon dissolution or otherwise) against the Liquidator or any other Member.

11.8        In-Kind Distributions. A Member shall have no right to demand and receive any distribution from the Company in any form other than cash. However, a Member may be compelled to accept a distribution of an asset in kind if the Company is unable to dispose of all of its assets for cash.

11.9        Inclusion of Interest Holder. Except as otherwise provided herein, the term “Member” for purposes of this ARTICLE XI shall include an Interest Holder.

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ARTICLE XII

MISCELLANEOUS PROVISIONS

12.1        Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with the preparation and execution of this Agreement, or any amendment or waiver hereof, and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

12.2        Further Assurances. In connection with this Agreement and the transactions contemplated hereby, the Company and each Member hereby agrees, at the request of the Company or any other Member, to execute and deliver such additional documents, instruments, conveyances and assurances and to take such further actions as may be required to carry out the provisions hereof and give effect to the transactions contemplated hereby.

12.3        Confidentiality.

(a)        Each Member acknowledges that during the term of this Agreement, it will have access to and become acquainted with trade secrets, proprietary information and confidential information belonging to the Company and its Affiliates that are not generally known to the public, including, but not limited to, information concerning business plans, financial statements and other information provided pursuant to this Agreement, operating practices and methods, strategic plans, marketing plans, contracts, or other business documents that the Company treats as confidential, in any format whatsoever (including oral, written, electronic or any other form or medium) (collectively, “Confidential Information”). In addition, each Member acknowledges that: (i) the Company has invested, and continues to invest, substantial time, expense and specialized knowledge in developing its Confidential Information; (ii) the Confidential Information provides the Company with a competitive advantage over others in the marketplace; and (iii) the Company would be irreparably harmed if the Confidential Information were disclosed to competitors or made available to the public. Without limiting the applicability of any other agreement to which any Member is subject, no Member shall, directly or indirectly, disclose or use (other than solely for the purposes of such Member monitoring and analyzing its investment in the Company), including, without limitation, use for personal, commercial or proprietary advantage or profit, either during its association with the Company or thereafter, any Confidential Information of which such Member is or becomes aware. Each Member in possession of Confidential Information shall take all appropriate steps to safeguard such information and to protect it against disclosure, misuse, espionage, loss and theft.

(b)        Nothing contained in Section 12.3(a) shall prevent any Member from disclosing Confidential Information: (i) upon the order of any court or administrative agency; (ii) upon the request or demand of any regulatory agency or authority having jurisdiction over such Member; (iii) to the extent compelled by legal process or required or requested pursuant to subpoena, interrogatories or other discovery requests; (iv) to the extent necessary in connection with the exercise of any remedy hereunder; (v) to the other Members; (vi) to such Member’s Representatives who, in the reasonable judgment of such Member, need to know such Confidential Information and agree to be bound by the provisions of this Section 12.3 as if a Member; or (vii) to any potential Permitted Transferee in connection with a proposed Transfer of Membership Interests from such Member, as long as such potential Permitted Transferee agrees to be bound by the provisions of this Section 12.3 as if a Member; provided, that in the case of clause (i), (ii) or (iii), such Member shall notify the Company and other Members of the proposed disclosure as far in advance of such disclosure as practicable (but in no event make any such disclosure before notifying the Company and other Members) and use reasonable efforts to ensure that any Confidential Information so disclosed is accorded confidential treatment satisfactory to the Company, when and if available.

(c)        The restrictions of Section 12.3(a) shall not apply to Confidential Information that: (i) is or becomes generally available to the public other than as a result of a disclosure by a Member in violation of this Agreement; (ii) is or has been independently developed or conceived by such Member without use of Confidential Information; or (iii) becomes available to such Member or any of its Representatives on a non-confidential basis from a source other than the Company, the other Member or any of their respective Representatives, provided, that such source is not known by the receiving Member to be bound by a confidentiality agreement regarding the Company.

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(d)        The obligations of each Member under this Section 12.3 shall survive for so long as such Member remains a Member, and for one (1) year following the earlier of (i) termination, dissolution, liquidation and winding up of the Company, (ii) the withdrawal of such Member from the Company, and (iii) such Member’s Transfer of its Membership Interests.

12.4        Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when received if delivered in Person or by courier; (b) on the date of receipt of delivery confirmation if sent by facsimile; (c) on the date sent by e-mail, if sent during the normal business hours of the recipient, or on the next Business Day if sent after the normal business hours of the recipient; (d) on the day following the date given to a nationally recognized overnight delivery service; or (e) three (3) days after being deposited in the U.S. mail, certified or registered mail, postage prepaid, return receipt requested. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12.4):

If to the Board of Managers or the Company:

Grom Social Enterprises, Inc.

2060 NW Boca Raton Blvd., #6

Boca Raton, Florida 33431

Attn: Darren Marks

Email: darren@gromsocial.com

With copy (which shall not constitute notice) to:

Crone Law Group, PC

500 Fifth Avenue, Suite 938

New York, New York 10110

Attn: Mark E. Crone, Esq.

Email: mcrone@cronelawgroup.com

If to a Member, to such Member’s address as set forth on the Members Schedule.

12.5        Headings. The headings in this Agreement are inserted for convenience of reference only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision of this Agreement.

12.6        Severability. If any term or provision of this Agreement is held to be invalid, illegal or unenforceable under Applicable Law in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 8.3(g), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

12.7        Entire Agreement. This Agreement, together with the Certificate of Formation and all related Exhibits, Appendices and other attachments, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

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12.8        Successors and Assigns. Subject to the restrictions on Transfers set forth herein, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

12.9        No Third-party Beneficiaries. Except as provided in ARTICLE VIII, which shall be for the benefit of and enforceable by Covered Persons as described therein, this Agreement is for the sole benefit of the parties hereto (and their respective heirs, executors, administrators, successors and assigns) and nothing herein, express or implied, is intended to or shall confer upon any other Person, including any creditor of the Company, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

12.10        Amendment. No provision of this Agreement may be amended or modified except by an instrument in writing executed by the Company and all of the Members. Any such written amendment or modification will be binding upon the Company and each Member. Notwithstanding the foregoing, amendments to the Members Schedule and Managers Schedule may be made, without the consent of any Member, by the Board of Managers at any time and from time to time to correct any information contained therein.

12.11        Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. For the avoidance of doubt, nothing contained in this Section 12.11 shall diminish any of the explicit and implicit waivers described in this Agreement, including in Section 4.5(e), Section 10.3(c)(ii), Section 10.5(e) and Section 12.4.

12.12        Governing Law. All issues and questions concerning the application, construction, validity, interpretation and enforcement of this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

12.13        Submission to Jurisdiction. The parties hereby agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby, whether in contract, tort or otherwise, may be brought in the state and federal courts located in the City of Wilmington in the State of Delaware and the courts to which an appeal therefrom may be taken so long as one of such courts shall have subject-matter jurisdiction over such suit, action or proceeding, and that any case of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware. Each of the parties hereby irrevocably consents to the non-exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding that is brought in any such court has been brought in an inconvenient form.

12.14        Waiver of Jury Trial. Each party hereto hereby acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.

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12.15        Equitable Remedies. Each party hereto acknowledges that a breach or threatened breach by such party of any of its obligations under this Agreement would give rise to irreparable harm to the other parties, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by such party of any such obligations, each of the other parties hereto shall, in addition to any and all other rights and remedies that may be available to them in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction(without any requirement to post bond).

12.16        Attorneys’ Fees. In the event that any party hereto institutes any legal suit, action or proceeding, including arbitration, against another party in respect of a matter arising out of or relating to this Agreement, the prevailing party in the suit, action or proceeding shall be entitled to receive, in addition to all other damages to which it may be entitled, the costs incurred by such party in conducting the suit, action or proceeding, including reasonable attorneys’ fees and expenses and court costs.

12.17        Remedies Cumulative. The rights and remedies under this Agreement are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise, except to the extent expressly provided in this Agreement to the contrary.

12.18        Authority to Adopt Agreement. By execution hereof, each Member represents and covenants as follows:

(a)        The Member has full legal right, power, and authority to deliver this

Agreement and to perform the Member’s obligations hereunder;

(b)        This Agreement constitutes the legal, valid, and binding obligation of the Member enforceable in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy and other laws of general application relating to creditors’ rights or general principles of equity;

(c)        This Agreement does not violate, conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default or an event of default under any other agreement of which the Member is a party; and

(d)        The Member’s investment in its Membership Interest is made for the Member’s own account for investment purposes only and not with a view to the resale or distribution of such Membership Interest.

12.19        Preparation of Document/Independent Counsel. After negotiations between the Members, this Agreement was prepared by The Crone Law Group P.C. (“CLG”), as legal counsel to Grom. CLG has not acted as legal counsel to the Company or any other Member or any Manager. Each Member acknowledges that each of them has had the opportunity to review this Agreement with its own legal counsel.

12.20        Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of Electronic Transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Remainder of Page Intentionally Blank; Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

COMPANY:	MEMBER/GROM:

CURIOSITY INK MEDIA LLC	GROM SOCIAL ENTERPRISES, INC.

By: /s/ Brent Watts	By: /s/ Darren Marks
Name: Brent Watts	Name: Darren Marks
Title: CEO	Title: CEO

MEMBERS:

/s/ Russell Hicks	/s/ Brent Watts
RUSSELL HICKS	BRENT WATTS

/s/ John Van Slooten	/s/ Gregory A. Peterson
JOHN VAN SLOOTEN, TRUSTEE	GREGORY A. PETERSON, TRUSTEE

/s/ Ryan Watts	/s/ Robert Nelsen
RYAN WATTS	ROBERT NELSEN

/s/ Lauren Selig	/s/ Jared Wolfson
LAUREN SELIG	JARED WOLFSON

/s/ Matthew Cubberly
MATTHEW CUBBERLY

BOARD OF MANAGERS:

/s/ Russell Hicks	/s/ Brent Watts
RUSSELL HICKS	BRENT WATTS

/s/ Melvin Leiner	/s/ Darren Marks
MELVIN LEINER	DARREN MARKS

/s/ Jason Williams
JASON WILLIAMS

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APPENDIX 1

SPECIAL TAX AND ACCOUNTING PROVISIONS

A1. Accounting Definitions. The following terms, which are used predominantly in this Appendix 1, shall have the meanings set forth below for all purposes under this Agreement.

“Adjusted Capital Account Balance” means, with respect to any Member, the balance of such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(a)       Credit to such Capital Account any amounts which such Member is obligated to restore pursuant to this Agreement or as determined pursuant to Regulations Section 1.704-1(b)(2)(ii)(c), or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(b)       Debit to such Capital Account the items described in clauses (4), (5) and (6) of Section 1.704-1(b)(2)(ii)(d) of the Regulations.

The foregoing definition of Adjusted Capital Account Balance is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

“Capital Account” means, with respect to any Member or other owner of a Membership Interest in the Company, the Capital Account maintained for such Person in accordance with the following provisions:

(a)        To each such Person’s Capital Account, there shall be credited the amount of money and the initial Gross Asset Value of such Person’s Capital Contributions as determined by the Board of Managers, such Person’s distributive share of Profits and any items in the nature of income or gain that are specially allocated pursuant to Sections A2 and A3 hereof, and the amount of any Company liabilities assumed by such Person;

(b)        To each such Person’s Capital Account there shall be debited the amount of cash and the Gross Asset Value of any Company property distributed to such Person pursuant to any provision of this Agreement as determined by the Board of Managers, such Person’s distributive share of Losses, and any items in the nature of expenses or losses that are specially allocated pursuant to Sections A2 and A3 hereof, and the amount of any liabilities of such Person assumed by the Company;

(c)        In the event any Membership Interest is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Membership Interest;

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(d)        Section 752(c) of the Code shall be applied in determining the amount of any liabilities taken into account for purposes of this definition of “Capital Account”;

(e)        The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Sections 1.704-1(b) and 1.704-2 of the Regulations and shall be interpreted and applied in a manner consistent with such Regulations. The Board of Managers may modify the manner of computing the Capital Accounts or any debits or credits thereto (including debits or credits relating to liabilities that are secured by contributed or distributed property or that are assumed by the Company or any Member) in order to comply with such Regulations, provided that any such modification is not likely to have a material effect on the amounts distributable to any Member pursuant to Section 11.3 upon the dissolution of the Company. Without limiting the generality of the preceding sentence, the Board of Managers shall make any adjustments that are necessary or appropriate to maintain equality between the aggregate sum of the Capital Accounts and the amount of capital reflected on the balance sheet of the Company, as determined for book purposes in accordance with Section 1.704-1(b)(2)(iv)(g) of the Regulations. The Board of Managers shall also make any appropriate modifications if unanticipated events (for example, the availability of investment tax credits) might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b).

“Company Minimum Gain” has the same meaning as the term “partnership minimum gain” under Regulations Section 1.704-2(d) of the Regulations.

“Depreciation” means, for each Fiscal Year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if such depreciation, amortization or other cost recovery deductions with respect to any such asset for federal income tax purposes is zero for any Fiscal Year, Depreciation shall be determined with reference to the asset’s Gross Asset Value at the beginning of such year using any reasonable method selected by the Board of Managers.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a)        The initial Gross Asset Value for any asset (other than money) contributed by a Member to the Company shall be as determined by the Board of Managers and the contributing Member;

(b)        The Gross Asset Value of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Board of Managers, as of the following times: (i) the acquisition of additional Membership Interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of cash or property as consideration for Membership Interest in the Company, if (in any such event) such adjustment is necessary or appropriate, in the reasonable judgment of the Board of Managers, to reflect the relative economic interests of the Members in the Company; (iii) the liquidation of the Company for federal income tax purposes pursuant to Regulations Section 1.704-1(b)(2)(ii)(g); or (iv) the grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a Member capacity, or by a new Member acting in a Member capacity or in anticipation of being a Member;

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(c)        The Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal its gross fair market value on the date of distribution;

(d)        The Gross Asset Value of the Company’s assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulation Section 1.704-1(b)(2)(iv)(m) and Section A2(g) hereof; provided, however, that Gross Asset Values shall not be adjusted pursuant to this subsection (d) to the extent that an adjustment pursuant to subsection (b) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection (d); and

(e)        If the Gross Asset Value of an asset has been determined or adjusted pursuant to subsection (a), (b) or (d) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account from time to time with respect to such asset for purposes of computing Profits and Losses.

Upon the occurrence of any event specified in Regulations Section 1.704-1(b)(2)(iv)(f), the Board of Managers may cause the Capital Accounts of the Members to be adjusted to reflect the Gross Asset Value of the Company’s assets at such time in accordance with such Regulation if the Board of Managers determines, in its reasonable discretion, that the Gross Asset Value of the Company’s assets has materially appreciated or depreciated in such an amount so as to render such adjustment necessary to preserve the economic arrangement of the Members.

“Member Nonrecourse Debt” has the same meaning as the term “partner nonrecourse debt” under Section 1.704-2(b)(4) of the Regulations.

“Member Nonrecourse Debt Minimum Gain” has the same meaning as the term “partner nonrecourse debt minimum gain” under Section 1.704-2(i)(2) of the Regulations and shall be determined in accordance with Section 1.704-2(i)(3) of the Regulations.

“Member Nonrecourse Deductions” has the same meaning as the term “partner nonrecourse deductions” under Regulations Section 1.704-2(i)(1). The amount of Member Nonrecourse Deductions with respect to a Member Nonrecourse Debt for each Fiscal Year of the Company equals the excess (if any) of the net increase (if any) in the amount of Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt during such Fiscal Year over the aggregate amount of any distributions during such Fiscal Year to the Member that bears the economic risk of loss for such Member Nonrecourse Debt to the extent that such distributions are from the proceeds of such Member Nonrecourse Debt which are allocable to an increase in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(2) of the Regulations.

“Nonrecourse Debt” or “Nonrecourse Liability” has the same meaning as the term “nonrecourse liability” under Section 1.704-2(b)(3) of the Regulations.

“Nonrecourse Deductions” has the meaning set forth in Section 1.704-2(b)(1) of the Regulations. The amount of Nonrecourse Deductions for a Company Fiscal Year equals the excess (if any) of the net increase (if any) in the amount of Company Minimum Gain during that Fiscal Year over the aggregate amount of any distributions during that Fiscal Year of proceeds of a Nonrecourse Debt that are allocable to an increase in Company Minimum Gain, determined according to the provisions of Section 1.704-2(c) of the Regulations.

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“Profits” or “Losses” means, for each Fiscal Year or other period, the taxable income or taxable loss of the Company as determined under Code Section 703(a) (including in such taxable income or taxable loss all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code) with the following adjustments:

(a)        All items of gain or loss resulting from the sale of any company property shall be determined upon the basis of the Gross Asset Value of such property rather than the adjusted tax basis thereof;

(b)        Any income of the Company that is exempt from federal income tax shall be added to such taxable income or loss;

(c)        Any expenditures of the Company that are described in Code Section 705(a)(2)(B), or treated as such pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and that are not otherwise taken into account in the computation of taxable income or loss of the Company, shall be included in the determination of Profits or Losses;

(d)        If the Gross Asset Value of any Company asset is adjusted pursuant to subsection (b) or (c) of the definition of “Gross Asset Value” set forth in this Appendix 1, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses unless such gain or loss is specially allocated pursuant to Section A2 hereof;

(e)        In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in determining such taxable income or loss, there shall be deducted Depreciation, computed in accordance with the definition of such term in this Appendix 1, and

(f)        Notwithstanding any of the foregoing provisions, any items that are specially allocated pursuant to Section A2 or A3 hereof or pursuant to Section 704(c) of the Code shall not be taken into account in computing Profits or Losses.

A2. Special Allocations. The allocation of Profits and Losses for each Fiscal

Year shall be subject to the following special allocations in the order set forth below:

(a)        Company Minimum Gain Chargeback. If there is a net decrease in Company Minimum Gain for any Fiscal Year, each Member shall be specially allocated items of income and gain for such year (and, if necessary, for subsequent years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain during such year, determined in accordance with Regulations Section 1.704-2(g)(2). Allocations pursuant to the preceding sentence shall be made among the Members in proportion to the respective amounts required to be allocated to each of them pursuant to such Regulation. The items to be so allocated shall be determined in accordance with Regulations Section 1.704-2(f)(6). Any special allocation of items of Company income and gain pursuant to this Section A2(a) shall be made before any other allocation of items under this Appendix 1. This Section A2(a) is intended to comply with the “minimum gain chargeback” requirement in Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(b)        Member Nonrecourse Debt Minimum Gain Chargeback. If there is a net decrease during a Fiscal Year in the Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt, then each Member with a share of the Member Nonrecourse Debt Minimum Gain attributable to such debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of income and gain for such year (and, if necessary, subsequent years) an amount equal to such Member’s share of the net decrease in the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the preceding sentence shall be made among the Members in proportion to the respective amounts to be allocated to each of them pursuant to such Regulation. Any special allocation of items of income and gain pursuant to this Section A2(b) for a Fiscal Year shall be made before any other allocation of Company items under this Appendix 1, except only for special allocations required under Section A2(a) hereof. The items to be so allocated shall be determined in accordance with Regulations Section 1.704-2(i)(4). This Section A2(b) is intended to comply with the provisions of Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

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(c)        Qualified Income Offset. If any Member receives any adjustments, allocations, or distributions described in clauses (4), (5) or (6) of Regulations Section 1.704-1(b)(2)(ii)(d), items of income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate as quickly as possible, to the extent required by such Regulation, any deficit in such Member’s Adjusted Capital Account Balance, such balance to be determined after all other allocations provided for under this Appendix 1 have been tentatively made as if this Section A2(c) were not in this Agreement.

(d)        Gross Income Allocation. In the event any Member has a deficit Capital Account at the end of any Fiscal Year which is in excess of the sum of (i) the amount (if any) such Member is obligated to restore pursuant to any provision of this Agreement, and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations, each such Member shall be specially allocated items of income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section A2(d) shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Appendix 1 have been made as if Section A2(c) hereof and this Section A2(d) were not in the Agreement.

(e)        Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year or other period shall be specially allocated to the Members in accordance with their Membership Interests.

(f)        Member Nonrecourse Deductions. Member Nonrecourse Deductions for any Fiscal Year or other period shall be specially allocated, in accordance with Regulations Section 1.704-2(i)(1), to the Member or Members who bear the economic risk of loss for the Member Nonrecourse Debt to which such deductions are attributable.

(g)        Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset under Code Section 734(b) or 743(b) is required to be taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m), the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such section of the Regulations.

(h)        Syndication Expenses. Any syndication expenses which must be deducted from each Member’s Capital Account in accordance with Regulation section 1.704-

1(b)(2)(iv)(i)(2) in the year paid shall be allocated pro rata to the Members based on their Membership Interest. If Members are admitted to the Company on different dates, all syndication expenses shall be divided among the Members from time to time so that, to the extent possible, the cumulative syndication expenses allocated pursuant to this Section A.2(h) with respect to each one percent (1%) of Membership Interest is the same amount. In the event the Board of Managers shall determine that such result is not likely to be achieved through future allocations of syndication expenses, the Board of Managers may allocate a portion of Profits or Losses so as to achieve the same effect on the Capital Accounts of the Members, notwithstanding any other provision of this Agreement.

A3. Curative Allocations. The allocations set forth in subsections (a) through (h) of Section A2 hereof (“Regulatory Allocations”) are intended to comply with certain requirements of Regulations Sections 1.704-1(b) and 1.704-2. Notwithstanding any other provisions of this Appendix 1 (other than the Regulatory Allocations and the next two (2) following sentences), the Regulatory Allocations shall be taken into account in allocating other Profits, Losses and items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocations of other Profits, Losses and other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to each such Member if the Regulatory Allocations had not occurred. For purposes of applying the preceding sentence, Regulatory Allocations of Nonrecourse Deductions and Member Nonrecourse Deductions shall be offset by subsequent allocations of items of income and gain pursuant to this Section A3 only if (and to the extent) that: (a) the Board of Managers reasonably determines that such Regulatory Allocations are not likely to be offset by subsequent allocations under Section A2(a) or Section A2(b) hereof, and (b) there has been a net decrease in Company Minimum Gain (in the case of allocations to offset prior Nonrecourse Deductions) or a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt (in the case of allocations to offset prior Member Nonrecourse Deductions). The Board of Managers shall apply the provisions of this Section A3, and shall divide the allocations hereunder among the Members, in such manner as will minimize the economic distortions upon the distributions to the Members that might otherwise result from the Regulatory Allocations.

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A4. General Allocation Rules.

(a)        For purposes of determining the Profits, Losses or any other items allocable to any period, Profits, Losses and any such other items shall be determined on a daily, monthly or other basis, as determined by the Board of Managers using any method permissible under Code Section 706 and the Regulations thereunder.

(b)        For purposes of determining the Members’ proportionate shares of the “excess nonrecourse liabilities” of the Company within the meaning of Regulations Section 1.752-3(a)(3), their respective interests in Member profits shall be in the same proportions as their Membership Interests.

A5. Recharacterization of Fees or Distributions. In the event that a guaranteed payment to a Member is ultimately recharacterized (as the result of an audit of the Company’s return or otherwise) as a distribution for federal income tax purposes, and if such recharacterization has the effect of disallowing a deduction or reducing the adjusted basis of any asset of the Company, then an amount of Company gross income equal to such disallowance or reduction shall be allocated to the recipient of such payment. In the event that a distribution to a Member is ultimately recharacterized (as the result of an audit of the Company’s return or otherwise) as a guaranteed payment for federal income tax purposes, and if any such recharacterization gives rise to a deduction, such deduction shall be allocated to the recipient of the distribution.

A6. Recapture of Deductions and Credits. If any “recapture” of deductions or credits previously claimed by the Company is required under the Code upon the sale or other taxable disposition of any Company Property, those recaptured deductions or credits shall, to the extent possible, be allocated to Members, pro rata in the same manner that the deductions and credits giving rise to the recapture items were allocated using the “first-in, first-out” method of accounting; provided, however, that this Section A6 shall only affect the characterization of income allocated among the Members for tax purposes.

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Exhibit A

MEMBERS SCHEDULE

Members	Membership Interests (Effective Time)	Addresses for Notices
Grom Social Enterprises, Inc.	80.000%
Russell Hicks	7.814%
Brent Watts	7.814%%
John Van Slooten, Trustee of the Van Slooten Family Revocable Living Trust dated 4/6/90	0.868%
Gregory A. Peterson, Trustee of the Gregory A. Peterson Revocable Living Trust dated April 9, 2001	0.868%
Ryan Watts	0.168%
Robert Nelsen	1.068%
Lauren Selig	0.600%
Jared Wolfson	0.400%
Matthew Cubberly	0.400%

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Exhibit B

MANAGERS SCHEDULE

Manager Name	Appointing Member
Brent Watts	Brent Watts
Russell Hicks	Russell Hicks
Melvin Leiner	Grom Social Enterprises, Inc.
Darren Marks	Grom Social Enterprises, Inc.
Jason Williams	Grom Social Enterprises, Inc.

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